UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Builders FirstSource, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

To our Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Builders FirstSource, Inc., which will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, May 25, 2016, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of Annual Meeting of Stockholders, Proxy Statement, Notice Regarding the Availability of Proxy Materials, and form of proxy.

Even if you intend to join us in person, we encourage you to vote in advance so we will know we have a quorum of stockholders for the meeting. When you vote in advance, please indicate your intention to personally attend the annual meeting. Please see the Question and Answer section on page 4 of the Proxy Statement for instructions if you plan to personally attend the annual meeting.

Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the internet, by telephone via toll-free number, or, for stockholders who elect to receive their proxy materials by mail, by written proxy, will save the Corporation the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please review the instructions on the Notice Regarding the Availability of Proxy Materials, the proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, concerning each of these voting options.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Builders FirstSource, Inc.

Paul S. Levy

Chairman of the Board

April 14, 2016

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

Official Notice of Annual Meeting of Stockholders

To our Stockholders:

The annual meeting of stockholders of Builders FirstSource, Inc. will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, May 25, 2016, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

(1)	The election of directors;

(2)	The amendment of the Corporation’s 2014 Incentive Plan to increase the number of shares available by 3,500,000 and re-approval of the material terms of performance goals for qualified performance-based awards;

(3)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2016; and

(4)	Any other business that may properly be brought before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 1, 2016 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 25, 2016. The Proxy Statement and the 2015 Annual Report on Form 10-K are available at proxyvote.com and at www.bldr.com.

Directions to be able to attend the meeting and vote in person may be obtained by contacting the Company’s legal department at (214) 880-3500.

By Order of the Board of Directors,

Donald F. McAleenan

Corporate Secretary

April 14, 2016

IMPORTANT:

Please see the Question and Answer section on page 4 of this Proxy Statement for instructions on what you need to do to attend the annual meeting in person. Please note that the doors to the annual meeting will open at 8:30 a.m. and will close promptly at 9:00 a.m. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the internet, by telephone via toll-free number, or, if you elect to receive your proxy materials by mail, by signing, dating, and returning the enclosed proxy card, will save us the expense and extra work of additional proxy solicitation. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on the Notice Regarding the Availability of Proxy Materials, proxy card, or the voting instructions forwarded by your bank, broker, or other stockholder of record, as applicable.

i

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

Proxy Statement

Annual Meeting of Stockholders

May 25, 2016

This Proxy Statement is being furnished by Builders FirstSource, Inc. (the “Corporation,” the “Company,” or “Builders FirstSource”) in connection with a solicitation of proxies by its Board of Directors (the “Board of Directors” or the “Board”) to be voted at the annual meeting of the Corporation’s stockholders to be held on May 25, 2016 (the “annual meeting” or “meeting”). Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or, for stockholders who elect to receive their proxy materials by mail, by completing a proxy card and mailing it in the postage-paid envelope provided. Check the Notice Regarding the Availability of Proxy Materials, your proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, to determine which voting options are available to you. Please be aware that if you vote over the internet, you may incur costs, such as telecommunication and internet access charges, for which you will be responsible. The internet voting and telephone voting facilities for stockholders of record will be available until 11:59 p.m. eastern daylight time on May 24, 2016. The Notice Regarding the Availability of Proxy Materials was first mailed on or about April  14, 2016.

SOLICITATION AND RATIFICATION OF PROXIES

If any matters not specifically set forth in this Proxy Statement properly come to a vote at the meeting, the members of the Proxy Committee, comprised of Donald F. McAleenan and Chad Crow, will vote regarding those matters in accordance with their best judgments. If a proxy card is signed and returned, it will be voted as specified on the proxy card, or, if no vote is specified, it will be voted “FOR” all nominees presented in Proposal 1 and “FOR” Proposals 2 and 3. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including by internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See “Questions and Answers about the Meeting and Voting” in this Proxy Statement for an explanation of the term “stockholder of record.”

The proxy accompanying this Proxy Statement is being solicited by the Board of Directors. The Corporation will bear the entire cost of this solicitation, including the preparation and delivery of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail and the internet, proxies may be solicited by directors, executive officers, and other employees of Builders FirstSource or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, executive officers, or other employees for their services in this regard. Builders FirstSource will also request banks, brokers, and other stockholders of record to forward proxy materials, at the Corporation’s expense, to the beneficial owners of the Corporation’s shares.

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Outstanding Stock

The stockholders of record of Builders FirstSource, Inc. Common Stock (“Common Stock”) at the close of business on April 1, 2016 will be entitled to vote in person or by proxy at the annual meeting. At that time, the Corporation had 110,114,403 outstanding shares of its Common Stock. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote. All shares for which proxies or voting instructions are returned are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Internet Availability of Proxy Materials

As permitted by the Federal securities laws, Builders FirstSource is making this Proxy Statement and 2015 Annual Report on Form 10-K (the “2015 Annual Report”) available to its stockholders primarily via the internet instead of mailing printed copies of these materials to each stockholder. On or about April 14, 2016, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and accompanying 2015 Annual Report. These proxy materials are being made available to our stockholders on or about April 14, 2016. The Notice provides instructions regarding how to vote through the internet. The Proxy Statement and 2015 Annual Report are also available on our website at www.bldr.com.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means your shares are registered differently and are held in more than one account. To ensure all shares are voted, please either vote each account over the internet or by telephone or sign and return by mail all proxy cards.

Voting Procedures

Votes cast by proxy or in person at the meeting will be tabulated by representatives from Broadridge Financial Solutions, Inc. Broadridge Financial Solutions, Inc., or such other person that the Chief Executive Officer appoints in their place, will serve as the Inspector of Election at the annual meeting. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:

Proposal 1. Nominees for available director positions of Builders FirstSource are elected by a plurality of the votes cast at the annual meeting. Abstentions from voting have no effect on the outcome of such vote because the election of directors is determined on the basis of votes cast and abstentions are not counted as votes cast. Please see page 7.

Proposal 2. Approval of the amendment to the 2014 Incentive Plan to increase the number of shares available by 3,500,000 and re-approval of material terms of performance goals for qualified performance-based awards requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 38.

Proposal 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 46.

If any other matters properly come before the meeting that are not specifically set forth on the Notice and in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting on the matter so proposed, unless otherwise provided in the Corporation’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (the “By-laws”) or the Delaware General Corporation Law. None of the members of our Board have informed the Corporation in writing that they intend to oppose any action intended to be taken by the Corporation.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1. What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. We designated Chad Crow, our President, Chief Operating Officer, and Chief Financial Officer, and Donald F. McAleenan, our Senior Vice President and General Counsel, to act as proxy holders at the annual meeting as to all shares for which proxy cards are returned or voting instructions are provided by internet or telephone.

2. What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (the “SEC”) regulations require us to give you when we ask you to provide a proxy (by voting by phone or internet or, if applicable, by returning a proxy card) designating the proxy holders described above to vote on your behalf.

3. What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”

If your shares are registered in your name at our transfer agent, Computershare Shareowner Services LLC, you are a stockholder of record.

If your shares are registered at Computershare Shareowner Services LLC in the name of a broker, bank, trustee, nominee, or other similar stockholder of record on your behalf, your shares are held in street name and you are the beneficial owner of the shares.

4. How do you obtain admission to the annual meeting?

Stockholders of Record. Stockholders of record must bring a government-issued photo identification card to gain admission to the annual meeting.

Street Name Holders. To obtain admission to the annual meeting, a street name holder must (1) bring a government-issued photo identification card and (2) ask his or her broker or bank for a legal proxy and must bring that legal proxy with him or her to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name, and you are issued a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

5. What different methods can you use to vote?

By Written Proxy. Stockholders who elect to receive their proxy materials by mail may vote by mailing the written proxy card.

By Telephone and Internet Proxy. All stockholders of record may also vote by telephone from the U.S., using the toll-free telephone number provided on the proxy card or in the website listed on the Notice, or by the internet, using the procedures and instructions described in the Notice or proxy card. Street name holders may vote by telephone or the internet if their bank, broker, or other stockholder of record makes those methods available. If that is the case, the bank, broker, or other stockholder of record will enclose the instructions with the Proxy Statement or other notice of the meeting. The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, allow stockholders to vote their shares, and confirm that their instructions have been properly recorded.

In Person. All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in Question 4).

6. What is the record date and what does it mean?

The record date for the annual meeting is April 1, 2016. The record date is established by the Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

7. What are your voting choices for director nominees, and what vote is needed to elect directors?

For the vote on the election of the Class II director nominees to serve until the 2019 annual meeting, stockholders may:

•	vote in favor of all nominees,

•	vote to withhold votes from all nominees, or

•	vote to withhold votes as to specific nominees.

Directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. Accordingly, abstentions have no effect on Proposal 1. The Board recommends a vote “FOR” each of the director nominees.

8. What is a plurality of the votes?

In order to be elected, a director nominee does not have to receive votes in favor from a majority of the votes cast for directors. Instead, the three nominees elected will be those who receive the most affirmative votes of all the votes cast on Proposal 1 in person or by proxy at the meeting.

9. What are your voting choices on the amendment to the 2014 Incentive Plan to increase the number of shares available by 3,500,000 and re-approval of material terms of performance goals for qualified performance-based awards, and what vote is needed for approval?

On the vote on the amendment to the 2014 Incentive Plan to increase the number of shares available by 3,500,000 and re-approval of material terms of performance goals for qualified performance-based awards, stockholders may:

•	vote in favor of the amendment and re-approval,

•	vote against the amendment and re-approval, or

•	abstain from voting on the amendment and re-approval.

The proposal to amend the 2014 Incentive Plan to increase the number of shares available by 3,500,000 and re-approval of material terms of performance goals for qualified performance-based awards will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions will have the effect of a vote “against” Proposal 2. The Board recommends a vote “FOR” Proposal 2.

10. What are your voting choices on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and what vote is needed to ratify their appointment?

On the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2016, stockholders may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions will have the effect of a vote “against” Proposal 3. The Board recommends a vote “FOR” Proposal 3.

11. What if a stockholder does not specify a choice for a matter when returning a proxy card?

Stockholders should specify their choice for each proposal described on the proxy card, if they receive one. However, proxy cards that are signed and returned, but for which no specific instruction is given, will be voted “FOR” all the director candidates listed in Proposal 1 and “FOR” Proposals 2 and 3.

12. How are broker non-votes counted?

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on Proposals 1 or 2. Broker non-votes will not have any effect on the voting results.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

There are currently ten members of the Board of Directors. Pursuant to the Corporation’s By-laws, the Board is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year. Accordingly, Proposal 1 seeks the election of three directors to fill the directorships whose terms expire in 2016.

The terms of three directors, Daniel Agroskin, Kevin J. Kruse, and Floyd F. Sherman, will expire at the annual meeting in 2016. The Board of Directors has nominated Messrs. Agroskin, Kruse, and Sherman for election to a term that will expire at the annual meeting in 2019.

Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted “FOR” the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors nominated the following directors for election. Each of the following nominees, a current director with a term expiring at the 2016 annual meeting, furnished to the Corporation the following information with respect to his principal occupation or employment and public company directorships:

Class II — Directors with Terms Expiring in 2016

Daniel Agroskin, Director, age 39. Mr. Agroskin became a director in February of 2012. Mr. Agroskin is a Managing Director of JLL Partners, Inc., which he joined in August 2005. The Board of Directors affirmatively determined that he qualifies as an independent director. Prior to that, he worked at JP Morgan Partners, a private equity investment firm, and in Merrill Lynch’s Mergers and Acquisitions Group. He holds a Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania. In the last five years, Mr. Agroskin served on the boards of the following public companies: PGT, Inc. (previous) and Patheon, Inc. (previous). Mr. Agroskin is also a director on the boards of American Dental Partners, Inc., Synarc-Biocore Topco Holdings, Inc., Medical Card Systems, Inc., DPx Holdings B.V., and Banner Life Sciences Holdings, L.P. Mr. Agroskin was previously a director on the board of PharmaNet Development Group, Inc. until July 2011. The Board believes Mr. Agroskin’s financial and investment expertise and his experience on other boards of directors provides value to the Company and its stockholders.

Kevin J. Kruse, Director, age 46. Mr. Kruse became a director in February of 2006 and is a member of the Audit Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. Mr. Kruse has been a partner at Seven Mile Capital Partners LLC since January 2012. He was a managing director of Warburg Pincus, LLC from January 2006 until December 2010 and was employed by Warburg Pincus, LLC since February 2002. Prior to joining Warburg Pincus, LLC, Mr. Kruse was employed by AEA Investors, Inc. Prior to that, he was employed by Bain & Co., Inc., a management consulting firm. In the last five years, Mr. Kruse served on the board of the following public company: Polypore International, Inc. (previous). He also serves on the boards of several private companies. The Board believes Mr. Kruse’s broad experience in investing and his service on the boards of several public companies is a significant asset to the Board.

Floyd F. Sherman, Chief Executive Officer and Director, age 76. Mr. Sherman has been our Chief Executive Officer and a director since 2001, when he joined the Corporation. He also served as President of the Corporation from 2001 until October 2006 and from February 2008 to November 2014. Prior to joining the Corporation, Mr. Sherman spent 25 years at Triangle Pacific Corp., the last nine of which were as Chairman and Chief Executive Officer, and three years at Armstrong World Industries, where he served as Chief Executive Officer of the Triangle Pacific Wood Products Group. In the last five years, he served on the board of the following public company: PGT, Inc. (current). The Board believes Mr. Sherman’s role as Chief Executive Officer of the Corporation and his over 50 years of experience in the building products industry make him an essential Board member.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CONTINUING DIRECTORS

The background and business affiliations of the Corporation’s other directors, whose terms of service continue beyond 2016, are set forth below:

Class III — Directors with Terms Expiring in 2017

Paul S. Levy, Director and Chairman of the Board, age 68. Mr. Levy became a director in 1998. The Board of Directors affirmatively determined that he qualifies as an independent director. Mr. Levy is a Managing Director of JLL Partners, Inc., which he founded in 1988. In the last five years, he served on the boards of the following public companies: Patheon, Inc. (previous), PGT, Inc. (previous), IASIS Healthcare LLC (current; privately-held company with public filings), and The J.G. Wentworth Company (current). The Board believes Mr. Levy’s extensive experience in buying and managing a variety of businesses is of great value to the Board and the Corporation.

David A. Barr, Director, age 52. Mr. Barr became a director in February of 2006. The Board of Directors affirmatively determined that he qualifies as an independent director. Mr. Barr has served as a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus, LLC since January 2001 and is involved in leveraged buy-out and special situations activities in the United States. Mr. Barr was a managing director at Butler Capital and focused on leveraged buy-out transactions for more than 10 years prior to joining Warburg Pincus in 2000. He also previously worked at Goldman Sachs. He received a B.A. in economics from Wesleyan University and an M.B.A. from Harvard Business School. In the last five years, he served on the boards of the following public companies: Aramark Holdings Corporation (previous), TransDigm Group Incorporated (previous), and Polypore International, Inc. (previous). He also currently serves on the boards of directors of Consolidated Precision Products, Total Safety U.S., Inc., TriMark, Universal Services of America, and Wencor. Mr. Barr’s extensive experience in corporate finance and his service on a number of public company boards brings additional depth and perspective to the Board’s deliberations.

Cleveland A. Christophe, Director, age 70. Mr. Christophe became a director in September of 2005 and is the Chairman of the Compensation Committee and a member of the Nominating Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. In January 2013, Mr. Christophe retired from US&S, Inc., a supplier of services and materials primarily to various agencies of the U.S. Government. He had been President of US&S, Inc. since 2009. Mr. Christophe is the Managing Partner of TSG Capital Group, a private equity investment firm, which he founded in 1992. Previously, Mr. Christophe was Senior Vice President of TLC Group, L.P. From 1971 to 1987, Mr. Christophe held numerous senior positions with Citibank, N.A. He has been a Chartered Financial Analyst since 1975. The Board believes Mr. Christophe’s substantial managerial experience, financial expertise, and prior service on public company audit committees position him to make valuable contributions to the Board.

Craig A. Steinke, Director, age 59. Mr. Steinke became a director in June of 2006 and is the Chairman of the Nominating Committee and a member of the Audit Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. Since 2008, he has been an operating partner at Sterling Investment Partners, working with management teams of select portfolio companies. Since June 2013, Mr. Steinke has been the Chief Executive Officer and a director of Service Logic (Sterling investment), a privately-held company specializing in energy management and HVAC services for office buildings, hospitals, data centers, and other commercial buildings on a national scale. From September 2010 until January 2015, Mr. Steinke served as a director and adviser for Lazer Spot Inc. (Sterling investment), which specializes in providing logistics support to Fortune 500 companies. Prior to that, he was President and Chief Executive Officer of GPX International Tire Corporation (Sterling investment), an international manufacturer and distributor of branded industrial and off road equipment tires, and a director of its parent, GPX International, Inc. From 2001 to 2007, Mr. Steinke was President and Chief Executive Officer of Eagle Family Foods, Inc., a consumer products company in the food industry. His previous positions held include Senior Vice President and Group General Manager of BHP Copper, a significant natural resource company, and President of Magma Metals, a billion-dollar subsidiary of Magma Copper Company. Mr. Steinke is a C.P.A. and was employed by Arthur Andersen & Co. In the last five years, he served on the board of the following public company: GSE Holding, Inc. (previous). He also currently serves on the boards of directors of Alliance Tires Americas, Inc. and Power Stop LLC, which are private companies. The Board recognizes that Mr. Steinke’s extensive experience at the senior executive management level allows him to make significant contributions to the development of the Corporation’s business strategy.

Class I — Directors with Terms Expiring in 2018

Michael Graff, Director, age 64. Mr. Graff became a director in February of 2006. The Board of Directors affirmatively determined that he qualifies as an independent director. He has served as a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus, LLC since 2003. Mr. Graff is currently involved with the firm’s leveraged buy-out and special situation activities, focusing primarily on the industrial sector. He was President and Chief Operating Officer of Bombardier Aerospace before joining Warburg Pincus. Previously, he was a partner at McKinsey & Company in New York, London, and Pittsburgh. Mr. Graff received an A.B. from Harvard College in economics and an M.S. from the Sloan School of Management at the Massachusetts Institute of Technology. In the last five years, he served on the boards of the following public companies: TransDigm Group Incorporated (previous) and Polypore International, Inc. (previous). Mr. Graff also currently serves on the boards of directors of Consolidated Precision Products, Extant Components Group Holdings, Inc., Universal Services of America, and Wencor. The Board believes that, based on the knowledge and experience he obtained as a senior executive officer and his many years as a consultant, Mr. Graff provides sound judgment and excellent perspective on business management to the Board.

Robert C. Griffin, Director, age 68. Mr. Griffin became a director in June of 2005 and is the Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. In March 2002, Mr. Griffin retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. In the last five years, he served on the boards of the following public companies: Commercial Vehicle Group, Inc. (current), The J.G. Wentworth Company (current), and GSE Holding, Inc. (previous). The Board recognizes that Mr. Griffin’s broad experience in the financial and investment world and his service on other public company boards brings a very important perspective to the Board.

Brett N. Milgrim, Director, age 47. Mr. Milgrim became a director in 1999 and is a member of the Compensation Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. From 1997 until early 2011, he was a Managing Director of JLL Partners, Inc. In the last five years, he served on the board of the following public company: PGT, Inc. (current). The Board believes that Mr. Milgrim is extremely knowledgeable regarding all aspects of corporate finance and the capital markets, and this knowledge is of great importance to the Board.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Board Purpose and Structure

The mission of the Board is to provide strategic guidance to the Corporation’s management, to monitor the performance and ethical behavior of the Corporation’s management, and to maximize the long-term financial return to the Corporation’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board consists of ten directors.

Director Independence

The Board of Directors is comprised of one management director, Mr. Sherman, who is the Corporation’s CEO, and nine non-management directors. In 2015, our Board of Directors affirmatively determined that Messrs. Levy, Agroskin, Barr, Christophe, Graff, Griffin, Kruse, Milgrim, and Steinke are “independent” under the director independence criteria adopted under the Nasdaq Marketplace Rules (the “Nasdaq Rules”). In addition, our Board of Directors affirmatively determined that Messrs. Griffin, Steinke, and Kruse are “independent” under the SEC’s standards for independent audit committee members and that Messrs. Christophe, Milgrim, and Griffin are “independent” under the SEC’s standards for independent compensation committee members. As a result, the Audit Committee, the Compensation Committee, and the Nominating Committee are each comprised solely of independent directors.

As part of its annual evaluation of director independence, the Board examined, among other things, whether any transactions or relationships exist currently, or existed during the past three years, between each independent director and the Corporation or its subsidiaries or independent registered public accounting firm (the “auditors”). If such transactions or relationships exist, the Board reviews the nature of those transactions or relationships, including under the relevant Nasdaq and SEC standards, to determine whether those transactions or relationships would impair such director’s independence. The Board also examined whether there are, or have been within the past year, any transactions or relationships between each independent director and members of the senior management of Builders FirstSource or its affiliates. As a result of this evaluation, the Board affirmatively determined that each of Messrs. Levy, Agroskin, Barr, Christophe, Graff, Griffin, Kruse, Milgrim, and Steinke is independent under those criteria. Each year, the independent directors meet in regularly scheduled executive sessions outside the presence of management representatives. Interested parties, including stockholders, may communicate with the Chairman or the independent directors as a group through the process described in this Proxy Statement under the heading “Policy on Stockholder-Director Communications.”

Board Meetings and Attendance

In 2015, our Board of Directors met seven times, our Audit Committee met eight times, our Compensation Committee met five times, and our Nominating Committee met two times, including regularly scheduled and special meetings. During 2015, each of the Corporation’s incumbent directors attended at least 75% percent of the combined meetings of the Board and any committee on which he served. Pursuant to the Builders FirstSource, Inc. Policy on Director Attendance at Annual Meetings of Stockholders (available on the Governance section of our website), all directors are strongly encouraged to attend the annual meeting in person. Any director who is unable to attend an annual meeting of stockholders is expected to notify the Chairman of the Board in advance of such meeting. In 2015, one member of the Board attended our annual meeting in person and eight members were available by conference call.

Board Leadership Structure and Role in Risk Oversight

The Board is led by the Chairman of the Board, Paul Levy, who is affiliated with JLL Partners, Inc. Floyd Sherman, the Corporation’s Chief Executive Officer and the only employee Director, does not have any formal leadership role with the Board. Mr. Levy takes a leading role in establishing the timing, agenda, and procedure of Board meetings. However, each of the Directors actively participates in guiding the actions of the Board. The Board has determined that this leadership structure is appropriate and effective due to the Board’s size, the working relationship that has developed between the Directors as a result of their length of service on the Board, and the significant experience that the members of the Board have as directors and members of senior management with other companies.

The Corporation’s Board of Directors recognizes that, although day-to-day risk management is primarily the responsibility of the Corporation’s management team, the Board plays a critical role in the oversight of risk management. In that light, the Board is active, as a whole and also at the committee level, in reviewing management’s assessment of the major risks facing the Corporation and management’s processes for monitoring and controlling these risks. The Board regularly receives information from senior management regarding the Corporation’s financial results, credit, liquidity, operations, and other matters, as well as reports from the Corporation’s Audit Committee and Compensation Committee. During its review of such information, the Board discusses and analyses risks associated with each area, as well as risks associated with new business ventures and those relating to the Company’s executive compensation plans and arrangements. The Board assumes ultimate responsibility for ensuring that the Corporation’s management adequately assesses the risks facing the Corporation and appropriately manages those risks.

The Audit Committee is specifically responsible for overseeing and monitoring the quality and integrity of the Corporation’s financial reports and other financial information provided to its stockholders. This includes reviewing the results of management’s risk assessment and compliance with management policies as they relate to financial reporting. The Audit Committee also monitors the Corporation’s compliance with legal and regulatory requirements and the risks associated therewith. On a regular basis, the Audit Committee reviews with senior management significant areas of risk exposure, including financial reporting controls, operational risks, pending litigation, employee issues, and issues arising from complaints to the Corporation’s hotline and other risk detection mechanisms.

The Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Corporation. After conducting its evaluation, the Compensation Committee concluded that the Corporation’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation.

Audit Committee

The Audit Committee is composed of three independent directors (as that term is defined by the Nasdaq Rules and SEC regulations), Messrs. Griffin, Steinke, and Kruse. Mr. Griffin serves as the Chairman of the Audit Committee. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. Messrs. Christophe, Steinke, and Kruse were also designated by the Board as audit committee “financial experts” under the SEC’s guidelines. The Board further determined that Messrs. Christophe, Steinke, and Kruse meet the independence standards of both the SEC regulations and the Nasdaq Rules for audit committee members. An amended charter for the Audit Committee was adopted on May 11, 2015. A copy of this charter is available on the Governance section of our website at www.bldr.com. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The primary function of the Audit Committee is to assist the Board of Directors of the Corporation in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Corporation’s financial reports and other financial information provided by the Corporation to its stockholders, the public, and others, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the auditors’ qualifications, independence, and performance, and (iv) the performance of the Corporation’s internal audit function, including its internal control systems. The Audit Committee’s functions include preparation of the audit committee report included in this Proxy Statement. The Audit Committee is also annually required to evaluate its performance and review and assess the adequacy of its charter.

Compensation Committee

The Compensation Committee is composed of three independent directors, Messrs. Christophe, Milgrim, and Griffin. Mr. Christophe serves as the Chairman of the Compensation Committee. The Board adopted an amended charter for the Compensation Committee on April 15, 2015. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The Compensation Committee is charged with (i) annually reviewing and recommending to the Board, for the Board’s approval, all Corporation goals and objectives relevant to the Chief Executive Officer’s compensation, (ii) annually evaluating the Chief Executive Officer’s performance in light of the Corporation’s goals and objectives, (iii) annually reviewing and recommending to the Board for its approval the Chief Executive Officer’s base salary, incentive compensation levels, and perquisites and other personal benefits based on the Compensation Committee’s evaluation of the Chief Executive Officer’s performance relative to the Corporation’s goals and objectives, (iv) annually reviewing, evaluating, and recommending to the Board for its approval the base salary level, incentive compensation levels, and perquisites and other personal benefits of the other executive officers of the Corporation, (v) reviewing and making recommendations to the Board regarding any employment, severance, or termination arrangements to be made with any executive officer of the Corporation, (vi) making recommendations to the Board with respect to awards under the Corporation’s incentive compensation plans and equity-based compensation plans, (vii) making regular reports to the Board concerning the activities of the Compensation Committee, (viii) performing an annual performance evaluation of the Compensation Committee, and (ix) performing other activities as the Compensation Committee or Board may deem appropriate. The Compensation Committee may delegate authority to subcommittees when appropriate. Information regarding the role of the Compensation Committee and its processes and procedures for considering and determining executive compensation is set forth in the “Compensation Discussion and Analysis” later in this Proxy Statement.

Nominating Committee

The Nominating Committee is composed of three independent directors, Messrs. Steinke, Christophe, and Griffin. Mr. Steinke serves as the Chairman of the Nominating Committee. The Board adopted an amended charter for the Nominating Committee on February 14, 2012. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The purpose of the Nominating Committee is to (i) identify and evaluate individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, (iii) recommend to the Board the directors to be appointed to each committee of the Board, and (iv) evaluate and make recommendations to the Board regarding (a) the eligibility criteria for receipt of compensation as a director and (b) the appropriate compensation to be paid to eligible members of the Board and to members of Board committees.

Compensation of Directors

The following table sets forth the cash and other compensation paid by the Corporation to the members of the Board of Directors of the Corporation for all services in all capacities during 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Daniel Agroskin(2)	—	—	—
David A. Barr(2)	—	—	—
Cleveland A. Christophe(3)	96,667	49,993	146,660
Michael Graff(2)	—	—	—
Robert C. Griffin(3)	105,833	49,993	155,826
Kevin J. Kruse(3)	55,000	49,993	104,993
Paul S. Levy(2)	—	—	—
Brett N. Milgrim	55,000	49,993	104,993
Floyd F. Sherman(4)	—	—	—
Craig A. Steinke	82,500	49,993	132,493

(1)	Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2015. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.
(2)	Messrs. Agroskin, Barr, Graff, and Levy do not qualify as Eligible Directors under the Corporation’s Amended and Restated Director Compensation Policy, as described below.
(3)	On September 4, 2015, Mr. Christophe resigned from the Audit Committee. At that time, Mr. Kruse, who filled the vacancy on the Audit Committee, resigned his seat on the Compensation Committee. Mr. Griffin was selected to fill the vacant seat on the Compensation Committee. The fees reflected in this table are pro-rated to account for these changes.
(4)	As an employee of the Corporation, Mr. Sherman does not receive any compensation for his service as a director. The compensation he receives as an employee is set forth in “Executive Compensation and Other Information” below.

The following table shows the total number of shares of common stock underlying restricted stock units held as of December 31, 2015:

Name	Number of Shares Underlying Restricted Stock Units
Christophe	3,324
Griffin	3,324
Kruse	3,324
Milgrim	3,324
Steinke	3,324

Director Compensation Program

Under the Amended and Restated Director Compensation Policy, directors are entitled to compensation for their service on the Board if they were neither (i) concurrently employed in any capacity by the Corporation or any of its subsidiaries nor (ii) unless otherwise determined by the Nominating Committee, concurrently employed by or affiliated with (a) JLL Partners, JLL Associates G.P. V, L.L.C, or JLL Building Holdings, LLC or any of their affiliates or (b) Warburg Pincus & Co., Warburg Pincus LLC, or Warburg Pincus Private Equity IX, L.P. or any of their affiliates. For purposes of the policy, “affiliate” has the meaning given to it in Rule 12b-2 promulgated under the Exchange Act. In 2015, the directors who met these standards (“Eligible Directors”) received an annual cash retainer of $50,000, payable quarterly.

Directors receive annual fees for serving on the Board’s committees, but do not receive separate per meeting fees for attending Board or committee meetings. The annual fees for serving on the Board’s committees are as follows:

Committee	Chairman Fee	Member (non-Chairman) Fee
Audit Committee	$30,000	$5,000
Compensation Committee	$20,000	$5,000
Nominating Committee	$10,000	$5,000

Eligible Directors also receive annual grants of restricted stock units. The number of shares underlying these awards is determined by dividing a dollar value ($50,000 per year in 2015) by the fair market value of our Common Stock on the date of grant. These awards vest in full on the earlier of the first anniversary of the grant date or upon such director’s cessation of service due to death, disability, or retirement. If a new Eligible Director joins the Board, or if an existing director’s status changes to allow him or her to qualify as an Eligible Director, that director will receive a grant of restricted stock units on a prorated basis for the remainder of the current director compensation year (August 1 to July 31).

We do not compensate directors for any period of service in which they are not Eligible Directors.

In April 2015, the Board established the Transaction Committee to review the terms of the proposed equity commitment of JLL Partners Fund V, L.P. and Warburg Pincus Fund IX, L.P. to backstop a proposed primary public equity offering of the Corporation, the proceeds of which would be used to fund a portion of the purchase price of ProBuild Holdings LLC. Mr. Griffin received a one-time fee of $20,000 for his service as the Chairman of the Transaction Committee. Messrs. Christophe and Steinke each received a one-time fee of $17,500 for service on the Transaction Committee.

No Material Proceedings

As of March 31, 2016, there are no material proceedings to which any director, executive officer, or affiliate of the Corporation or any owner of more than five percent of the Common Stock, or any associate of any of the foregoing, (i) is a party adverse to the Corporation or any of its subsidiaries or (ii) has a material interest adverse to the Corporation or any of its subsidiaries.

Mr. Steinke was the President and Chief Executive Officer of GPX International Tire Corporation, which filed for voluntary bankruptcy on October 1, 2009 with the support of its senior lenders to effectuate sales of its businesses under Section 363 of the United States Bankruptcy Code. The United States Bankruptcy Court approved the sales in December 2009, and the sales were consummated in January 2010.

CORPORATE GOVERNANCE

Builders FirstSource is committed to conducting its business in a way that reflects best practices, as well as the highest standards of legal and ethical conduct. To that end, the Board of Directors approved a comprehensive system of corporate governance documents. These documents are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by the Board, executive officers, and employees in governing the Corporation and serve as a flexible framework for sound corporate governance.

Code of Business Conduct and Ethics

Builders FirstSource and its subsidiaries endeavor to do business according to the highest ethical and legal standards, complying with both the letter and spirit of the law. Our Board of Directors approved a Code of Business Conduct and Ethics that applies to the Corporation’s directors, officers (including our principal executive officer, principal financial officer, and controller), and employees. Our Code of Business Conduct and Ethics is administered by the Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments. Our employees are encouraged to report any suspected violations of laws, regulations, or the Code of Business Conduct and Ethics and all unethical business practices. We provide a continuously monitored hotline for anonymous reporting by employees. Our Board of Directors also approved a Supplemental Code of Ethics for Chief Executive Officer, President, and Senior Financial Officers of Builders FirstSource, Inc., which is administered by our General Counsel. Both policies can be found on the Governance section of our corporate website at www.bldr.com. Stockholders may request a free copy of these policies by contacting the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.

In addition, within four business days of:

•	any amendment to our Code of Business Conduct and Ethics or our Supplemental Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, or Controller, or

•	the grant of any waiver, including an implicit waiver, from a provision of one of these policies to one of these officers that relates to one or more of the items set forth in Item 406(b) of Regulation S-K, we will provide information regarding any such amendment or waiver (including the nature of any waiver, the name of the person to whom the waiver was granted, and the date of the waiver) on our website at the internet address above. Such information will be available on our website for at least a 12-month period. In addition, we will disclose any amendments and waivers to our Code of Business Conduct and Ethics and our Supplemental Code of Ethics as required by the Nasdaq Rules.

By-law Provisions on Stockholder Nominations of Director Candidates

Builders FirstSource’s By-laws provide that no director candidate may be nominated by a stockholder for election at a meeting unless the stockholder (i) has delivered to the Corporate Secretary, within the time limits described in the By-laws, a written notice containing the information specified in the By-laws and (ii) was a stockholder of record (a) at the time such notice was delivered to the Corporate Secretary and (b) on the record date for the determination of stockholders entitled to notice and to vote at the meeting at which such director is standing for election. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be considered by the stockholders at the 2017 annual meeting in accordance with the Corporation’s By-laws, the required written notice must be received by our Corporate Secretary on or after January 25, 2017, but no later than February 24, 2017. Only individuals nominated in accordance with the procedures set forth in the By-laws are eligible to stand for election as directors at a meeting of stockholders and to serve as directors. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com, by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail at inforequest@bldr.com. The foregoing is subject to the Corporation’s obligations under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Corporation’s proxy statements, which is further described below in “Stockholder Proposals.”

Policy on Stockholder Recommendations for Director Candidates

The Nominating Committee adopted a Policy on Stockholder Recommendations for Director Candidates to describe the process by which the Nominating Committee (in preparing their recommendation of director nominees to the Board) will consider candidates for director recommended by stockholders in accordance with the Corporation’s By-laws. A current copy of the Policy on Stockholder Recommendations for Director Candidates is available on the Governance section of our website at www.bldr.com. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and record address of the stockholder and evidence of such stockholder’s ownership of the Corporation’s stock, including the number of shares owned and the length of time of ownership,

•	Whether the stockholder intends to appear in person or by proxy at the meeting to make the nomination,

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is made,

•	The name, age, residence, business address, and principal occupation of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director of the Corporation; the number of shares of the Corporation’s stock, if any, owned beneficially or of record by the candidate; and the candidate’s consent to be named as a director if selected and nominated by the Board, and

•	Any other information relating to either the stockholder or the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The stockholder recommendation and information described above must be sent to the Corporate Secretary, at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 and must be delivered to, or mailed and received by, the Corporate Secretary (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that if the annual meeting is called for a date not within thirty (30) days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first) and (ii) in the case of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Policy on the Director Nomination Process

The Nominating Committee adopted a Policy on the Director Nomination Process that describes the process followed by the Nominating Committee to identify, evaluate, and recommend future director candidates for selection by the full Board. A current copy of the Policy on the Director Nomination Process is available on the Governance section of our website at www.bldr.com.

The Nominating Committee believes the minimum qualifications for serving as a director of the Corporation are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Corporation and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, character, judgment, age, independence, corporate experience, length of service, diversity of background and experience, conflicts of interest, and commitments, including, among other things, service on the boards (or comparable governing bodies) of other public companies, private business companies, or similar organizations, and other qualities, are believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Corporation, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, or the Nasdaq Rules.

A nominee for director should have an understanding of the workings of large business organizations such as the Corporation, as well as the ability to make independent, analytical judgments, the ability to communicate effectively, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. In addition, the Nominating Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and the Corporation.

The Nominating Committee will identify potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons meeting the criteria described above. The Nominating Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described further in the Corporation’s Policy on Stockholder Recommendations for Director Candidates, the Nominating Committee will also consider candidates recommended by stockholders.

Once a person is identified by the Nominating Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Nominating Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee will request information from the candidate and review the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering. In certain instances, the Nominating Committee may conduct one or more interviews with the candidate, contact one or more references provided by the candidate, or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The evaluation process conducted by the Nominating Committee does not vary based on whether or not a candidate is recommended by a stockholder, although the Nominating Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Nominating Committee considers diversity of background and experience as one of several factors set forth in the Policy on the Director Nomination Process that it takes into account in evaluating a potential director candidate’s qualifications. The Nominating Committee considers all types of diversity in making this determination. The Nominating Committee will generally evaluate the effectiveness of the Policy on the Director Nomination Process annually, including those sections dealing with diversity of background and experience, but does not have a formal review process covering diversity.

Policy on Stockholder-Director Communications

The Policy on Stockholder-Director Communications describes the process for stockholders to send communications to the Board. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation the non-management directors as a group, any Board committee, or any chair of any such committee) in writing by mail or overnight service or electronically. To communicate with the Board of Directors, any individual directors, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to the Corporation in care of the Corporate Secretary at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. A current copy of the Policy on Stockholder-Director Communications is available on the Governance section of our website at www.bldr.com.

All communications received will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to the business and operation of the Corporation and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or promotions of a political or similar agenda will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Auditor Services Pre-Approval Policy

Our Audit and Non-Audit Services Pre-Approval Policy, available on the Governance section of our website at www.bldr.com, defines the principles and procedures followed by the Audit Committee in pre-approving audit and non-audit services performed by the Corporation’s independent registered public accounting firm.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

In the discussion that follows, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. The persons who served as our Chief Executive Officer and Chief Financial Officer during 2015, as well as the other individuals named in the “Summary Compensation” table, are referred to as the “named executive officers” or “NEOs” throughout this Proxy Statement.

Executive Summary

After a significant increase in homebuilding activity in 2013, the pace of the housing recovery slowed somewhat in 2014, with U.S. single-family housing starts up 4.8% for the year. The housing industry strengthened in 2015, with U.S single-family starts up 10.3% over the prior year. The Company achieved pro forma Adjusted EBITDA1 of $313.3 million for fiscal year 2015, a 22% increase over pro forma Adjusted EBITDA1 of $257.2 million for 2014. Pro Forma Adjusted EBITDA was 5.2% of sales for 2015 versus 4.2% of sales for 2014. During 2015, the Company also completed the acquisition of ProBuild Holdings LLC (“ProBuild”) and made significant progress on the integration of the combined company. In this environment, our Compensation Committee made some important decisions regarding executive compensation during 2015, including the following:

•	In January 2015, in accordance with management’s recommendation, the Compensation Committee decided not to raise the salaries of any of our executive officers as part of our ongoing expense control program.

•	The Compensation Committee and the Board decided to continue the same performance-based annual incentive bonus program for corporate managers, including our NEOs, that was in place for 2014 (the “2015 Corporate Annual Incentive Plan”). As described in more detail below, the 2015 Corporate Annual Incentive Plan provided our NEOs with an opportunity

[1]	The Company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on March 4, 2015.

to earn an annual incentive based on (i) the amount of Adjusted EBITDA produced by the Company in 2015; (ii) the level of working capital as a percentage of sales achieved by the Company for 2015; and (iii) a discretionary component based on individual performance. Following the acquisition of ProBuild in July 2015, the Committee determined that the NEOs and other participants in the 2015 Corporate Annual Incentive Plan would be eligible for bonuses under the financial metrics of the Plan based solely on the 2015 operating results of the Company’s legacy operations, and that the 2015 operating results of ProBuild would be excluded from consideration for purposes of the Plan.

•	As a result of the Company’s 2015 financial performance as described above, including the performance of the Company’s legacy operations, each of the NEOs received a 2015 annual incentive award equal to 76.9% of their base salary for the year.

•	In February 2015, the Compensation Committee issued 75,000 restricted stock units and 75,000 stock options to Chad Crow in connection with his promotion to President and Chief Operating Officer of the Company in November 2014. Mr. Crow also continues in his role as our Chief Financial Officer. The Committee decided not to issue additional equity awards to our other NEOs or key managers in 2015.

•	In December 2015, following the closing of the ProBuild acquisition, our Compensation Committee awarded special bonuses to several key members of our management team, including our NEOs. The Committee awarded these bonuses in recognition of (i) the significant contributions and progress made by the management team in integrating ProBuild’s operations with those of the Company, (ii) the operational synergies and cost savings achieved as a result of such integration activities, and (iii) the importance of retaining and incentivizing our NEOs and other managers to achieve the Company’s overall integration and synergy goals.

Key Executive Compensation Practices

The following is a summary of our compensation practices that we believe drive performance and align with the interests of our stockholders:

•	We strive to provide balanced pay opportunities for our executives, consisting of an appropriate mix of cash and equity, annual and longer-term incentives, and fixed and variable pay.

•	Our annual bonus plan is performance-based, and payouts are subject to minimum thresholds based on performance targets and appropriate caps.

•	Our executive officers participate in the same welfare benefits programs and retirement plans as other salaried employees. We provide only very modest perquisites to our executive officers.

•	We recently adopted a compensation clawback policy that allows the Company in the event of a restatement of its financial results to recover excess amounts erroneously paid to executive officers under certain circumstances.

•	Our incentive plan does not provide for automatic “single-trigger” vesting for equity awards upon a change in control.

•	We do not provide any tax gross-ups.

•	Our insider trading policy prohibits any employee or director from engaging in hedging activities involving Company stock.

Consideration of Most Recent Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on May 21, 2014, over 99% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2014 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

At the annual meeting of stockholders on May 25, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur once every three years. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation once every three years until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Compensation Principles

Our executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our executive compensation program has historically been guided by several key principles:

•	Our compensation program should provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

•	Our compensation program should provide incentives to our executive officers to achieve key financial objectives set by the Board of Directors.

•	Our compensation program should provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program.

•	Our compensation program should align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards.

2015 Executive Compensation Process

Role of the Compensation Committee. Under its charter, the Compensation Committee is responsible for designing our executive compensation program and assisting the Board in discharging its responsibilities relating to executive compensation. As part of its evaluation process, the Committee reviewed compensation information from various sources, including data compiled from certain members of our management team. In January 2015, the Compensation Committee approved, and recommended to our Board of Directors for its ratification, the 2015 compensation program for our NEOs.

Role of Executives. Our CEO, CFO, and General Counsel, as well as members of our Legal and Finance Departments, assisted the Compensation Committee and the Board in gathering the information needed for their respective reviews of our 2015 executive compensation program. The Compensation Committee and the Board also considered our CEO’s recommendations for our executive officers (other than himself) with respect to the 2015 compensation program.

Role of Compensation Consultants. In 2014, the Committee retained Veritas Executive Compensation Consultants (“Veritas”), to perform a comprehensive review of our executive compensation program and to conduct market compensation comparisons for our executive officers in order to assist the Committee in designing our 2015 executive compensation program. The Committee met with Veritas during 2014, reviewed their reports, and considered their advice in connection with structuring our 2015 compensation program.

Market Comparisons. Using data provided by Veritas, in 2014 the Compensation Committee examined the competitiveness of our compensation programs to determine how our compensation levels compare to our overall philosophy and target markets. The Committee relied, in part, on proxy compensation data for individual companies, as well as published survey data, which allowed for a broader comparison to similar positions at both private and public companies.

In our case, peer selection is somewhat difficult due to the lack of publicly-traded companies with whom we compete and the absence of available data for privately-held competitors. Therefore, we have expanded our peer group to include additional publicly-traded building products companies of generally similar size that serve additional end markets to provide a proxy for the market in which we compete for executive talent. Peer selection is primarily focused on size based on revenues, market capitalization, and enterprise value because these metrics provide a reasonable point of reference for comparing like positions and scope of responsibility. In reviewing market competitiveness and setting compensation levels for 2015, the primary peer group (our “Peer Group”) included:

AAON, Inc.	Masonite International Corporation

American Woodmark Corporation	NCI Building Systems Inc.

Apogee Enterprise, Inc.	Nortek Inc.

Beacon Roofing Supply Inc.	Patrick Industries Inc.

Boise Cascade Company	Ply Gem Holdings, Inc.

Continental Building Products, Inc.	Quanex Building Products

En Pro Industries, Inc.	Simpson Manufacturing Inc.

Gibraltar Industries Inc.	Stock Building Supply Holdings

Griffon Corporation	Trex Company Inc.

Louisiana-Pacific Corporation	Universal Forest Products Inc.

Our market comparison analysis consisted of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. These components were measured against data gathered from the proxy statements of the Peer Group as well as from the published surveys. The companies evaluated in the market surveys are not individually identifiable for a particular executive position, and, therefore, we did not benchmark against any particular company in this regard, but rather used this information to obtain a general understanding of current compensation practices.

Role of the Board of Directors. The Board of Directors is responsible for reviewing and ratifying the decisions and recommendations of the Compensation Committee regarding our executive compensation program. In February 2015, after considering the decisions and recommendations of the Compensation Committee, the Board ratified the 2015 executive officer compensation program.

Elements of our Compensation Program

Components of Compensation. There are three main components of our executive compensation program:

•	Base salary,

•	Annual cash incentives, and

•	Long-term equity incentives.

Reflecting our philosophy to focus on direct (rather than indirect) compensation as the most appropriate means to attract and retain key executive talent, and seeking to maintain an egalitarian culture, we provide very few special benefits to our executive officers that are not generally available to all of our salaried employees. For example, the Board offers no perquisites to our executive officers other than auto allowances and no retirement benefits beyond our company-wide 401(k) plan.

The following sections describe in greater detail each of the elements of our executive compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salary is designed to compensate the executive officers for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we generally consider each executive’s role and responsibilities, unique skills, the salary levels for similar positions in our target market, and internal pay equity. The Committee decided not to raise the salaries of any of our executive officers for 2015 as part of our ongoing expense control program.

Annual Cash Incentives

We provide annual cash bonus opportunities to our executive officers, which are designed to reward the achievement of financial results measured over the current fiscal year. The Compensation Committee selects the financial performance goals applicable to the annual incentive program, which may be based on one or more stockholder-approved performance criteria under our 2014 Incentive Plan, as amended. In addition, in order to provide a mechanism to reward individual performance and to facilitate retention of key executives, a portion of each NEOs annual cash incentive bonus award has historically been payable at the Board’s discretion based on a qualitative review of Company and individual performance.

2015 Corporate Annual Incentive Plan. For 2015, the Committee decided to continue the same annual cash incentive program for our corporate office managers, including our NEOs, that was in place for 2014 (the “2015 Corporate Annual Incentive Plan” or the “2015 Plan”). The bonus amounts that could be earned by our NEOs under the 2015 Plan ranged from 0% (for performance below threshold levels) to a maximum of 150% (for performance above target levels) of their respective base salaries. Under the 2015 Plan, 90% of a participant’s bonus potential is based on the Company’s 2015 financial performance.

The 2015 Corporate Annual Incentive Plan provided for bonuses based on the following metrics:

•	Adjusted EBITDA — 70% weighting,

•	Working Capital as a Percentage of Sales — 20% weighting, and

•	Discretionary factors — 10% weighting.

The Committee chose Adjusted EBITDA and Working Capital as a Percentage of Sales as the financial performance goals under the 2015 Corporate Annual Incentive Plan because it believed that these metrics are the most critical in terms of managing the Company’s business and measuring its financial and operating performance. Following the ProBuild acquisition, the Committee determined that the NEOs and other participants in the 2015 Corporate Annual Incentive Plan would be eligible for bonuses under the financial metrics of the Plan based solely on the 2015 operating results of the Company’s legacy operations, and that the 2015 operating results of ProBuild would be excluded from consideration for purposes of the Plan.

Adjusted EBITDA Metric. The 2015 Plan established a corporate office bonus pool (the “Bonus Pool”) based on the amount of Adjusted EBITDA earned by the legacy operations of the Company (excluding ProBuild) for the year. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization, as adjusted for other non-recurring and/or non-cash items. The Bonus Pool was approved to be funded in an amount equal to a designated percentage of annual consolidated Adjusted EBITDA, with the designated percentage increasing as 2015 Adjusted EBITDA increased, as follows:

•	4.55% of the first $50 million, or up to $2,275,000,

•	5.20% of the next $50 million ($50 to $100 million), or up to an additional $2,600,000,

•	5.85% of the next $50 million ($100 to $150 million), or up to an additional $2,925,000,

•	6.50% of the next $50 million ($150 to $200 million), or up to an additional $3,250,000, and

•	7.15% of any amount above $200 million.

The 2015 Plan provided that no bonuses would be earned under the Adjusted EBITDA component unless the Company achieved more than 50% of its Adjusted EBITDA target for the 2015 fiscal year, as set by the Board of Directors. The allocation of the Bonus Pool among participants was determined as follows: (i) each participant’s Adjusted EBITDA bonus eligibility amount was set at a percentage of salary, determined based on the participant’s salary level; (ii) each participant’s Adjusted EBITDA bonus eligibility amount was divided by the sum of all participants’ Adjusted EBITDA bonus eligibility amounts; and (iii) the resulting percentage was multiplied by the Bonus Pool dollars to determine a participant’s payment for this portion of the Plan. For 2015, based on the above formula, the following percentages of the Bonus Pool were allocated to our executive officers:

•	Floyd Sherman — 8.0%,

•	Morris Tolly — 4.8%,

•	Chad Crow — 6.0%, and

•	Don McAleenan — 4.1%.

The Committee chose Adjusted EBITDA as the primary financial performance metric under the 2015 Corporate Annual Incentive Plan because it believes that this criterion provides an effective incentive to maximize financial performance in various market environments and closely aligns management awards with the financial interests of stockholders.

As noted above, the Company achieved pro forma Adjusted EBITDA of $313.3 million for fiscal year 2015, a 22% increase over pro forma Adjusted EBITDA for 2014. As a result of the financial performance of the Company’s legacy operations, our NEOs earned bonuses under the Adjusted EBITDA component of the 2015 Plan equal to approximately 45.9% of their respective salaries. The Adjusted EBITDA-related bonus amounts paid to our NEOs for 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table in this Proxy Statement.

Working Capital Metric. Working capital is a measurement of the Company’s operating liquidity and includes dollars invested in accounts receivable, product inventories, and accounts payable. The Committee set the Working Capital as a Percentage of Sales target under the 2015 Plan at 10%, because that matched the Company’s budgeted working capital target for the year. If the actual working capital percentage for the year was lower than the goal, the bonus payment would increase; if the actual working capital percentage was higher than the goal, the bonus payment would decrease. Under the 2015 Plan, the Company had to achieve at least 80% of the 2015 working capital target (or a minimum of 12% Working Capital as a Percentage of Sales) to trigger any payment. The Company’s legacy operations achieved a 9.5% Working Capital as a Percentage of Sales metric for 2015, exceeding its target of 10%. As a result, our NEOs earned 105.1% of their working capital-related bonuses, or an amount equal to 21.0% of their respective salaries for the year. The working capital-related bonus amounts paid to our NEOs for 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table in this Proxy Statement.

Discretionary Individual Performance Component. The Compensation Committee believes that the ability to incentivize individual achievement by executives is important to the Company’s success. In addition, the Committee believes it is critical to have the ability to offer market competitive compensation and to retain key personnel even if overall financial results don’t meet expectations. The discretionary component of the bonus program is intended to provide the Committee with a mechanism to address these goals. For 2015, the Committee determined that our NEOs would be eligible for a maximum discretionary payment of up to 10% of their base salary, but subject to the caps described below based on the Company’s level of Adjusted EBITDA. The Committee did not include specific performance criteria in the 2015 Corporate Annual Incentive Plan that would determine the amount of discretionary bonus paid to a participant.

The 2015 Plan provided that payment of the discretionary portion of a participant’s bonus (maximum of 10% of salary in the case of our NEOs) would be subject to various caps depending on the amount of EBITDA earned by the Company’s legacy operations for the year, as follows:

Adjusted EBITDA	Maximum Discretionary Bonus
Less than $50 million	50% of Maximum Discretionary Bonus Component
$50 to $75 million	75% of Maximum Discretionary Bonus Component
More than $75 million	100% of Maximum Discretionary Bonus Component

In early 2016, the Committee decided to award the full 10.0% discretionary bonus opportunity for 2015 to all Plan participants, including our NEOs. The Committee made this decision in view of (i) the performance of our Corporate managers, including our NEOs, in negotiating and closing the ProBuild acquisition and the related debt and equity financings and (ii) the improved financial performance of the Company in 2015. Each of the executive officers received discretionary bonus payments equal to 10.0% of their 2015 base salary. The “discretionary” bonus amounts paid to our NEOs for 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table in this Proxy Statement.

2015 Corporate Annual Incentive Plan Results. As noted above, (i) the Company’s financial performance significantly improved in 2015; (ii) the Company’s legacy operations achieved a 9.5% Working Capital as a Percentage of Sales result for 2015, exceeding our target of 10%; and (iii) the Committee decided to award the full 10.0 % maximum discretionary bonus amount under the 2015 Plan to all participants for the reasons outlined above. As a result, our NEOs received aggregate bonuses equal to approximately 76.9% of their respective base salaries under the 2015 Corporate Annual Incentive Plan.

As noted above, in accordance with our pay-for-performance compensation philosophy, bonus awards under the 2015 Plan were highly correlated with the level of Adjusted EBITDA (70% weighting) earned by the Company’s legacy operations for the year and the Working Capital as a Percentage of Sales amount (20% weighting) achieved by the Company’s legacy operations in 2015.

Long-Term Equity Incentives

A key component of our executive compensation program consists of rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives. We believe that long-term incentive compensation performs an essential role in attracting and retaining talented executives and providing them with incentives to maximize stockholder value. Stock options and restricted stock unit awards are the primary long-term incentive vehicles that we use in our executive compensation program. These award vehicles have been selected by the Compensation Committee due to their retention value and the performance link to our stock price.

In February 2015, the Compensation Committee issued 75,000 restricted stock units and 75,000 stock options to Chad Crow in connection with his promotion to President and Chief Operating Officer in November 2014. Mr. Crow also continues in his role as our Chief Financial Officer. In determining the equity awards to Mr. Crow, the Committee (i) considered the market comparison surveys conducted by Veritas and (ii) engaged in a subjective assessment of Mr. Crow’s scope of job responsibilities, individual performance, historical award data, and internal pay equity. The awards granted to Mr. Crow vest in equal installments over a four-year period. These awards are reflected in the “2015 Grants of Plan-Based Awards” table later in this Proxy Statement

In February and June 2014, the Compensation Committee issued significant new equity awards to key managers, including our NEOs, in order to promote retention and provide incentive to management to maximize performance in a highly competitive operating environment for an extended period. In view of the equity awards made in 2014, the Committee decided not to issue additional equity awards to our NEOs and other top managers in 2015, other than the awards to Mr. Crow.

Special Bonuses

In December 2015, following the closing of the ProBuild acquisition, our Compensation Committee awarded special bonuses to several key members of our management team, including our NEOs. The Committee awarded these bonuses in recognition of (i) the significant contributions and progress made by the management team in integrating ProBuild’s operations with those of the Company, (ii) the operational synergies and cost savings achieved as a result of such integration activities, and (iii) the importance of retaining and incentivizing our managers to achieve the Company’s overall integration and synergy goals. The special bonuses awarded to our NEOs were in the amount of $250,000 to each of Messrs. Sherman, Crow, and McAleenan and $100,000 to Mr. Tolly. These bonuses are reflected in the “Bonus” column of the “Summary Compensation Table” in this Proxy Statement.

Executive Benefits and Perquisites

The Company seeks to maintain an egalitarian culture in its facilities and operations. The Company does not provide its officers with parking spaces or separate dining facilities or country club memberships. Company-provided air travel for officers is for business purposes only and is primarily by commercial air carriers, with limited use of private charters. The Company’s health care, insurance, 401(k) plan, and other welfare and employee-benefit programs are the same for all eligible employees, including the NEOs, except that employees making over $100,000 annually make higher monthly contributions for their health insurance benefits.

The Company offers no perquisites to our executives, including the named executive officers, other than auto allowances to certain individuals. Otherwise, our executives are eligible for the same benefits as all other employees. The perquisites and other benefits provided to our named executive officers are set forth in the “All Other Compensation” column of the “Summary Compensation Table” later in this Proxy Statement.

Post-Termination Compensation

The Board believes that severance benefits are necessary in order to attract and retain the caliber and quality of executive that the Company needs in its most senior positions.

The Company has entered into employment agreements with Messrs. Sherman, Crow, Tolly, and McAleenan. The terms of these agreements are described under the caption “Employment Agreements” later in this Proxy Statement. These agreements provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants. The Board considered the advisability of using employment agreements with its executive officers and determined that they are in the best interests of the Company insofar as they permit the Company to achieve its goals of attracting and retaining the best possible executive talent while obtaining post-employment non-competition and non-solicitation covenants from executive officers.

Under the terms of their employment agreements, Messrs. Sherman, Crow, Tolly, and McAleenan are entitled to certain severance benefits in the event their employment is terminated by the Company without “cause” or by the NEO under certain circumstances, as described in the employment agreements. These severance benefits include salary continuation for a period of one year (for Messrs. Crow, Tolly, and McAleenan) or up to two years (for Mr. Sherman, depending on termination date and the expiration date of the then-current term of his agreement), continuation of health and welfare benefits during this period, and a payment equal to the average annual bonus amount paid to the executive for the prior two fiscal years (for Messrs. Crow, Tolly, and McAleenan). These severance benefits are described under the caption “Potential Payments Upon Termination or Change in Control” later in this Proxy Statement.

Retirement / Post-Employment Benefits

The Company does not provide any retirement programs or benefits to its NEOs other than its 401(k) program, which is available to all employees. This is consistent with our emphasis on direct compensation and our philosophy of maintaining an egalitarian culture.

Equity Grant Practices

The Board’s historical practice has been to grant equity awards to our NEOs following the release of earnings in February. We do not engage in the practice of timing grants with the release of non-public information. We utilize the closing price on the grant date to establish the exercise price of stock options under our equity plans.

Tax Deductibility Policy

The Board of Directors has carefully considered the implications of Section 162(m) of the Internal Revenue Code. The Board of Directors believes tax deductibility of compensation is an important consideration. Accordingly, the Board of Directors, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs.

The Board of Directors also reserves flexibility, where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m). The Board of Directors will continue to review the Company’s executive compensation practices to determine which elements of executive compensation qualify as “performance-based compensation” under the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Submitted by the Compensation Committee:

Cleveland A. Christophe (Chairman)

Kevin J. Kruse

Robert C. Griffin

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our NEOs, or that was otherwise earned by our NEOs, for their services in all capacities during 2015, 2014, and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Floyd F. Sherman,	2015	800,000	250,000	—	—	615,109	12,500	1,677,609
Chief Executive Officer	2014	752,885	—	1,399,081	921,886	520,946	12,500	3,607,298
	2013	618,269	—	—	—	382,612	12,500	1,013,381
M. Chad Crow,	2015	600,000	250,000	476,250	315,143	461,332	14,090	2,116,815
President,	2014	451,923	—	1,170,804	917,088	276,753	13,671	2,830,239
Chief Operating Officer, and	2013	418,269	—	—	—	260,176	13,779	692,224
Chief Financial Officer
Morris E. Tolly,	2015	475,194	100,000	—	—	368,358	1,590	945,142
Senior Vice President —	2014	465,000	—	1,170,804	771,469	302,800	1,502	2,711,575
Operations	2013	460,962	—	—	—	284,663	1,509	747,134
Donald F. McAleenan,	2015	405,000	250,000	—	—	311,399	14,090	980,489
Senior Vice President and	2014	405,000	—	702,180	550,016	263,729	14,060	1,934,985
General Counsel	2013	400,962	—	—	—	247,933	14,030	662,925

(1)	Reflects discretionary cash bonus in connection with the integration of ProBuild Holdings LLC and the resulting operational synergies and cost savings achieved.
(2)	Reflects the aggregate grant date fair value of restricted stock unit awards. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.
(3)	Reflects the aggregate grant date fair value of stock option awards. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of these awards is based on the Black-Scholes valuations of stock options granted, which in turn is based on a number of factors, including the value of our Common Stock on the grant date. The calculation was based on a six year expected option life for Messrs. Crow and McAleenan and a five year expected option life for Messrs. Sherman and Tolly. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(4)	Reflects cash incentive awards earned under the 2015 Corporate Annual Incentive Plan. For information regarding our 2015 Corporate Annual Incentive Plan, see the discussion in “Compensation Discussion and Analysis.”
(5)	Amounts include the following:

Employer Contributions to 401(k) Plan. Each of Messrs. Crow, Tolly, and McAleenan received a 10% match for their contributions up to 6% of their annual compensation, subject to a maximum match pursuant to Internal Revenue Service regulations.

Auto Allowance. Messrs. Sherman, Crow, and McAleenan each received a car allowance in 2013, 2014, and 2015. We value auto allowances based on the actual payments made to the executives.

2015 Grants of Plan-Based Awards

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Floyd F. Sherman		96,000	800,000	1,200,000
M. Chad Crow		72,000	600,000	900,000
	2/11/15				75,000			476,250	(4)
	2/11/15					75,000	6.35	315,143	(5)
Morris E. Tolly		55,800	465,000	697,500
Donald F. McAleenan		48,600	405,000	607,500

(1)	Represents threshold, target, and maximum payout levels for 2015 performance under the 2015 Corporate Annual Incentive Plan, which was established under the 2014 Incentive Plan. The threshold amount represents the minimum amount that could be paid under the working capital metric of the 2015 Corporate Annual Incentive Plan. For more information regarding the 2015 Corporate Annual Incentive Plan, see the discussion in “Compensation Discussion and Analysis.”
(2)	Reflects awards of time-vesting restricted stock units under the 2014 Incentive Plan. The awards vest in four equal annual installments on each of February 11, 2016, 2017, 2018, and 2019.
(3)	Reflects awards of time-vesting stock options granted under the 2014 Incentive Plan. The exercise price of the options is equal to the closing price of the Corporation’s Common Stock on the date of the grant. The options vest in four equal annual installments on each of February 11, 2016, 2017, 2018, and 2019. The options expire ten years from the grant date.
(4)	Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2015. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.
(5)	Reflects the aggregate grant date fair value of the stock option award. The fair value of this award was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of this award is based on the Black-Scholes valuation of the stock options granted, which in turn is based on a number of factors, including the value of our Common Stock on the grant date. The calculation was based on a six year expected option life. The weighted average assumptions used in determining the grant date fair value of this award are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Employment Agreements

We have employment agreements with Messrs. Sherman, Crow, Tolly, and McAleenan that include the terms described below. Additional information regarding the severance benefits provided under the employment agreements may be found under “Potential Payments Upon Termination or Change in Control.”

Mr. Sherman. Mr. Sherman’s employment agreement was entered into on September 1, 2001 and amended on June 1, 2005 and October 29, 2008. His agreement has a two-year term, with automatic renewals each year commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days’ notice of non-renewal. For 2015, Mr. Sherman’s base salary was $800,000. Mr. Sherman’s employment agreement also provides that he will be eligible for an annual cash incentive bonus of up to 133% of his base salary, as determined by the Board of Directors. The Board of Directors may increase the amount of Mr. Sherman’s bonus if it deems such an increase appropriate. Pursuant to his employment agreement, Mr. Sherman is entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally.

Messrs. Crow, Tolly, and McAleenan. The employment agreements with Messrs. Tolly and McAleenan were entered into on January 15, 2004 and amended on October 29, 2008. The employment agreement with Mr. Crow was entered into on February 23, 2010. Each of these agreements has a one-year term, with automatic one-year renewals commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days’ notice of non-renewal. For 2015, the base salaries of Messrs. Crow, Tolly, and McAleenan were $600,000, $465,000, and $405,000, respectively, at the start of the year. The employment agreement of each of Messrs. Crow, Tolly, and McAleenan provides for the payment of an annual cash incentive bonus with a minimum target of 100% of their salary. The employment agreements also provide that the executives are entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally.

2015 Outstanding Equity Awards at Year-End

The following table provides information concerning equity awards that are outstanding as of December 31, 2015 for each of our NEOs.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Floyd F. Sherman	235,753	(2)			3.15	1/16/22
	255,000	(3)			7.15	5/22/18
	270,000	(4)			3.19	2/3/20
	46,512	(5)	139,536	(5)	7.67	2/11/24
							139,536	(6)	1,546,059
M. Chad Crow	130,000	(4)			3.19	2/3/20
	38,923	(5)	116,769	(5)	7.67	2/11/24
			75,000	(7)	6.35	2/11/25
							116,769	(6)	1,293,801
							75,000	(8)	831,000
Morris E. Tolly	14,600	(9)			6.70	2/26/18
	53,600	(10)			7.15	5/22/18
	150,000	(4)			3.19	2/3/20
	38,923	(5)	116,769	(5)	7.67	2/11/24
							116,769	(6)	1,293,801
Donald F. McAleenan	236,714	(11)			3.15	1/16/22
	46,295	(12)			3.15	2/27/24
	194,043	(4)			3.19	2/3/20
			70,032	(5)	7.67	2/11/24
							70,032	(6)	775,955

(1)	Reflects the value as calculated using the closing market price of our Common Stock as of December 31, 2015 ($11.08).
(2)	Stock options awarded to the executive on January 16, 2002 under the 1998 Stock Incentive Plan. The options vested in four equal tranches on each of September 1, 2002, 2003, 2004, and 2005.
(3)	Stock options awarded to the executive on May 22, 2008 under the 2005 Equity Incentive Plan. The options vested in two equal tranches on each of February 26, 2009 and 2010. These options were received in exchange for the cancellation of pre-existing options pursuant to an exchange offer approved by the stockholders at the 2008 annual meeting.
(4)	Stock options awarded to the executive on February 3, 2010 under the 2007 Incentive Plan. The options vested in three equal tranches on February 3, 2012, 2013, and 2014.
(5)	Stock options awarded to the executive on February 11, 2014 under the 2007 Incentive Plan. The options vest in four equal tranches on each of February 11, 2015, 2016, 2017, and 2018.
(6)	Restricted stock units awarded to the executive on June 16, 2014 under the 2014 Incentive Plan. The restricted stock units vest in four equal tranches on each of February 11, 2015, 2016, 2017, and 2018. Each restricted stock unit converts into one share of common stock upon vesting.
(7)	Stock options awarded to the executive on February 11, 2015 under the 2014 Incentive Plan. The options vest in four equal tranches on each of February 11, 2016, 2017, 2018, and 2019.
(8)	Restricted stock units awarded to the executive on February 11, 2015 under the 2014 Incentive Plan. The restricted stock units vest in four equal tranches on each of February 11, 2016, 2017, 2018, and 2019. Each restricted stock unit converts into one share of common stock upon vesting.

(9)	Stock options awarded to the executive on February 26, 2008 under the 2007 Incentive Plan. The options vested in three equal tranches on each of February 26, 2009, 2010, and 2011.
(10)	Stock options awarded to the executive on May 22, 2008 under the 2005 Equity Incentive Plan. The options vested in three equal tranches on each of February 26, 2009, 2010, and 2011. These options were received in exchange for the cancellation of pre-existing options pursuant to an exchange offer approved by the stockholders at the 2008 annual meeting.
(11)	Stock options awarded to the executive on January 16, 2002 under the 1998 Stock Incentive Plan. The options were 20% vested on the date of grant and an additional 20% vested on each of September 1, 2002, 2003, 2004, and 2005.
(12)	Stock options awarded to the executive on March 1, 2004 under the 1998 Stock Incentive Plan. The options vested based on the Corporation achieving specified performance targets as follows: (i) one-sixth on December 31, 2004, based on performance targets for 2004, (ii) one-sixth on December 31, 2005, based on performance targets for 2005, (iii) one-sixth on December 31, 2006, based on performance targets for 2006, and (iv) one-half on December 31, 2006, based on performance targets for the three-year period including 2004, 2005, and 2006.

2015 Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock awards and the exercise of stock options held by our NEOs in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Floyd F. Sherman	75,000	470,048	46,512	295,351
M. Chad Crow	150,000	1,398,049	38,923	247,161
Morris E. Tolly	63,000	615,378	38,923	247,161
Donald F. McAleenan	150,000	1,092,234	23,343	148,228

(1)	Reflects the value as calculated by the difference between the market price of our Common Stock at the time of the exercise and the exercise price of the stock options.
(2)	Reflects the value as calculated by multiplying the number of shares of stock by the closing market price of our Common Stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

As described above in “Employment Agreements,” we entered into employment agreements with our NEOs, which, among other things, provide benefits to them in the event of a termination of employment under certain circumstances.

Mr. Sherman’s Agreement

Termination by the Corporation Without Cause. Mr. Sherman’s employment agreement provides that if he is terminated by the Corporation without “cause” (as defined in the employment agreement) he will be entitled to payment of his annual base salary and health and welfare benefits for the remainder of the term of the employment agreement.

Termination by Reason of Executive’s Death or Disability. The agreement also provides that, upon Mr. Sherman’s termination of employment by reason of his death or disability, Mr. Sherman (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after his date of termination. In the event of Mr. Sherman’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments he receives under the Corporation’s plans.

Restrictive Covenants. During his employment with the Corporation and for one year thereafter, Mr. Sherman may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, Mr. Sherman may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with the Corporation and for two years thereafter.

Agreements with Messrs. Crow, Tolly, and McAleenan

Termination by the Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination. Under each of these employment agreements, in the event that (i) the executive’s employment is terminated by us without “cause” (as defined in the employment agreement), (ii) the executive terminates his employment because of a material adverse diminution in job title or responsibilities or a relocation of his principal place of employment more than 100 miles from its current location without his consent, (iii) we notify the executive of our intent not to renew the employment agreement and the executive delivers a “notice of resignation” (as defined in the employment agreement) within 90 days of receipt of the notice of non-renewal, or (iv) the executive’s employment is terminated by mutual consent and the parties enter into an agreement whereby the executive agrees to be bound by the post-termination restrictive covenants in the agreement (described below), the executive will be entitled to continuation of his base salary and health benefits for one year after the date of termination plus payment of an amount equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).

Termination by Reason of Executive’s Death or Disability. The employment agreements also provide that, upon the executive’s termination of employment by reason of his death or disability, the executive (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after the date of termination. In the event of executive’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments the executive receives under the Corporation’s plans.

Restrictive Covenants. During the executive’s employment with us and for one year thereafter, the executive may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, the executive may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with us and for two years thereafter.

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2015 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Mr. Sherman	Mr. Crow	Mr. Tolly	Mr. McAleenan
Reason for Termination:
By Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination(1)
Cash Severance(2)	$1,332,603	$969,043	$800,529	$692,564
Health and Welfare Continuation(3)	24,465	8,740	8,259	10,749

Total Estimated Value of Payments and Benefits(4)	$1,357,068	$977,783	$808,788	$703,313

Death or Disability(5)
Cash Severance(6)	$800,000	$600,000	$465,000	$405,000
Health and Welfare Continuation(7)	14,687	8,740	8,259	10,749

Total Estimated Value of Payments and Benefits(4)	$814,687	$608,740	$473,259	$415,749

(1)	Mr. Sherman will only receive these benefits upon a termination of his employment by the Corporation without cause. In the case of a termination by mutual consent of a named executive officer with an employment agreement (other than Mr. Sherman), the officer must agree to be bound by certain post-termination restrictive covenants in order to be eligible to receive these benefits.
(2)	For Mr. Sherman, includes the dollar value of continuation of his annual base salary for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Crow, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year and a lump sum payment equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).
(3)	For Mr. Sherman, the dollar value represents the cost of providing continued health and welfare benefits to the executive for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Crow, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.
(4)	Payments of cash severance under these agreements will be made in accordance with the Corporation’s regular payroll practices. However, to the extent any amount or benefit would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (i) the payment of such amount or benefit shall only be in connection with an event that constitutes a Section 409A-compliant “separation from service” and (ii) if the amount or benefit would otherwise be payable or distributable during a period in which the executive is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then the executive’s right to receive such payment or distribution will be delayed until the earlier of the executive’s death or the first day of the seventh month following the executive’s separation of service.
(5)	Does not include the dollar value of potential short-term and/or long-term disability payments.
(6)	For Messrs. Sherman, Crow, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year. In the case of disability, this amount shall be reduced by the proceeds of any short- and/or long-term disability payments.
(7)	For Messrs. Sherman, Crow, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2015 to September 4, 2015, the Compensation Committee consisted of Messrs. Christophe, Kruse, and Milgrim. On September 4, Mr. Griffin took Mr. Kruse’s seat on the Committee. No member of the Compensation Committee was an officer or employee of Builders FirstSource or any of its subsidiaries during the last fiscal year or at any other time. None of the members of the Compensation Committee had any relationship with the Corporation during the last fiscal year that would require disclosure under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served on the Compensation Committee or the Board of Builders FirstSource.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporation’s Code of Business Conduct and Ethics and its Supplemental Code of Ethics, both of which are in writing, provide guidelines for identifying, reviewing, approving, and ratifying related party transactions. Related party transactions include those transactions that create an actual, apparent, or potential conflict of interest. Related party transactions involving the Corporation’s Chief Executive Officer, President, Chief Financial Officer, or Controller (or persons forming similar functions) must be submitted to the General Counsel for review. If the General Counsel determines that an actual or apparent conflict of interest exists, the transaction must be submitted to the Audit Committee for approval. The directors and executive officers, as well as all other employees of the Corporation, must obtain a waiver for any activity that violates the Corporation’s Code of Business Conduct and Ethics. The Corporation’s Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments, is responsible for the administration of the Code of Business Conduct and Ethics. However, only the Audit Committee may waive any violation of this code by directors or executive officers.

The Corporation’s By-laws provide that no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board, a committee thereof, or the stockholders.

In the ordinary course of business and on terms no less favorable to us than we could obtain from unaffiliated third parties, in 2015 we (including ProBuild Holdings LLC and its subsidiaries after their acquisition by the Corporation on July 31, 2015) purchased $9.3 million in windows and related products from PGT, Inc., through its wholly-owned subsidiary, PGT Industries, Inc. From January 1, 2016 through February 28, 2016, we purchased $1.7 million in windows and related products from PGT Industries, Inc. Our Chief Executive Officer and Director, Floyd F. Sherman, and our Director, Brett N. Milgrim, are directors of PGT, Inc. We will most likely continue such purchases in the foreseeable future.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the external auditors on matters such as accounting, audits, compliance, controls, disclosure, finance, and risk management. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. The Board of Directors designated the Chairman of the Audit Committee, Robert C. Griffin, and committee members Craig A. Steinke and Kevin J. Kruse as audit committee “financial experts” under the SEC’s guidelines.

The Audit Committee’s purposes and responsibilities are described in its charter, available on the Governance section of the Corporation’s website. They include overseeing the integrity of the Corporation’s financial statements and financial reporting processes, overseeing compliance with legal and regulatory requirements, reviewing the external auditors’ qualifications and independence (including auditor rotation), and reviewing the performance of the Corporation’s internal audit function. The Audit Committee members do not act as accountants or auditors for the Corporation. Management is responsible for the Corporation’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting and the assessment of, and reporting on, the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed, with management and the external auditors, the Corporation’s audited financial statements for the year ended December 31, 2015. The Audit Committee has discussed with the external auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees. In addition, the Audit Committee has received from the external auditors the written disclosures and the letter required by the applicable requirements of the PCAOB and has discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the external auditors’ provision of non-audit services to the Corporation is compatible with the auditors’ independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee:

Robert C. Griffin (Chairman)

Craig A. Steinke

Kevin J. Kruse

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Builders FirstSource and their ages (as of April 14, 2016) are as follows:

Floyd F. Sherman, Chief Executive Officer and Director, age 76. Mr. Sherman has been our Chief Executive Officer and a director since 2001, when he joined the Corporation. He also served as President of the Corporation from 2001 until October 2006 and from February 2008 to November 2014. Prior to joining the Corporation, Mr. Sherman spent 25 years at Triangle Pacific Corp., the last nine of which were as Chairman and Chief Executive Officer, and three years at Armstrong World Industries, where he served as Chief Executive Officer of the Triangle Pacific Wood Products Group. Mr. Sherman is currently a director of PGT, Inc. Mr. Sherman has over 50 years of experience in the building products industry. A native of Kerhonkson, New York and a veteran of the U.S. Army, Mr. Sherman is a graduate of the New York State College of Forestry at Syracuse University. He also holds an M.B.A. degree from Georgia State University.

M. Chad Crow, President, Chief Operating Officer, and Chief Financial Officer, age 47. Mr. Crow joined the Corporation in September 1999 as Assistant Controller. He served as Vice President – Controller of the Corporation from May 2000 and was promoted to Senior Vice President and Chief Financial Officer in November 2009. In November 2014, he was appointed to the position of President and Chief Operating Officer. Prior to joining the Corporation, Mr. Crow served in a variety of positions at Pier One Imports. Mr. Crow also has five years of public accounting experience with Price Waterhouse LLP. Mr. Crow is a C.P.A. and received his B.B.A. degree from Texas Tech University.

Morris E. Tolly, Senior Vice President — Operations, age 73. Mr. Tolly has served as Senior Vice President — Operations of the Corporation since January 2007. He has been with the Corporation since 1998, when the Corporation acquired Pelican Companies, Inc. (“Pelican”), and has over 40 years of experience in the building products industry. Mr. Tolly served in a myriad of roles at Pelican, including sales, Sales Manager, and General Manager. Mr. Tolly was an Area Vice President responsible for 12 locations at the time of Pelican’s acquisition. In 2000, he was promoted to President — Southeast Group with responsibility for 48 locations.

Donald F. McAleenan, Senior Vice President and General Counsel, age 61. Mr. McAleenan has served as Senior Vice President and General Counsel of the Corporation since 1998. Prior to joining the Corporation, Mr. McAleenan served as Vice President and Deputy General Counsel of Fibreboard Corporation from 1992 to 1997. Mr. McAleenan was also Assistant General Counsel of AT&E Corporation and spent nine years as a securities lawyer at two New York City law firms. Mr. McAleenan has a B.S. from Georgetown University and a J.D. from New York University Law School.

OWNERSHIP OF SECURITIES

Securities Owned by Directors, Executive Officers, and Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership, as of March 31, 2016, of our Common Stock by (i) each person known to us (based upon their Schedule 13D and 13G filings with the SEC) to hold greater than 5% of the total number of outstanding shares and (ii) each current director or named executive officer and all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of March 31, 2016 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2016, including upon the exercise of options and conversion of restricted stock units. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders.

Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he or she has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage Ownership of Shares Beneficially Owned(3)
JLL Building Holdings, LLC(4)(5)	24,344,584	22.1%
Warburg Pincus Private Equity IX, L.P.(6)(7)	13,263,266	12.0%
Stadium Capital Management, LLC(8)(9)	6,965,874	6.3%
Raging Capital Management, LLC (10)(11)	5,903,096	5.4%
Paul S. Levy(4)(5)	24,344,584	22.1%
Daniel Agroskin (5)	—	*
David A. Barr(6)	13,263,266	12.0%
Cleveland A. Christophe(12)	67,375	*
Michael Graff(6)	13,263,266	12.0%
Robert C. Griffin(12)	65,444	*
Kevin J. Kruse(12)	43,459	*
Brett N. Milgrim(12)	43,459	*
Craig A. Steinke(12)	160,267	*
Floyd F. Sherman(13)	1,011,180	*
M. Chad Crow(14)	434,799	*
Morris E. Tolly(15)	346,315	*
Donald F. McAleenan(16)	728,089	*
Directors, Director Nominees, and Executive Officers as a group (13 persons)	40,508,237	36.2%

*	Percentage does not exceed one percent of the total outstanding class.
(1)	Unless otherwise indicated, the business address of each person named in the table is Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.
(2)	The number of shares beneficially owned by each person or group as of March 31, 2016 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2016, including upon the exercise of stock options and conversion of restricted stock units.
(3)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 110,114,403 shares of Common Stock outstanding on March 31, 2016 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of March 31, 2016, including upon the exercise of options and conversion of restricted stock units.

(4)	Consists of 24,344,584 shares of Common Stock held directly by JLL Building Holdings, LLC, a Delaware limited liability company (“JLL Holdings”). JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), is the sole member of JLL Holdings. JLL Associates V, L.P., a Delaware limited partnership (“JLL Associates V”), is the general partner of JLL Fund V. JLL Associates G.P. V, L.L.C., a Delaware limited liability company (“JLL Associates G.P.”), is the general partner of JLL Associates V. Mr. Paul Levy is the sole member of JLL Associates G.P. Each of JLL Holdings, JLL Fund V, JLL Associates V, JLL Associates G.P., and Mr. Levy (collectively, the “JLL Persons”) may be deemed to be the beneficial owner of 24,344,584 shares of Common Stock, with shared voting and dispositive power with regard to such shares. Each of JLL Holdings, JLL Fund V, JLL Associates V, and JLL Associates G.P. disclaims beneficial ownership of our Common Stock.

The information in the foregoing table and in footnotes (4) and (5) is based on the Schedule 13D filing by the above referenced persons, as last amended by Amendment No. 9 on August 3, 2015.

(5)	The business address for JLL Building Holdings, LLC, JLL Partners Fund V, L.P., JLL Associates V, L.P., JLL Associates G.P. V, L.L.C., and Messrs. Levy and Agroskin is 450 Lexington Ave., 31st Floor, New York, New York 10017.
(6)	Consists of 13,263,266 shares of Common Stock held directly by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”). Warburg Pincus IX GP L.P., a Delaware limited partnership (“WP IX GP”), is the general partner of WP IX. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP IX GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the sole member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and managing members and co-chief executive officers of WP LLC. Each of WP IX, WP IX GP, WPP GP, WP Partners, WP Partners GP, WP, WP LLC, and Messrs. Kaye and Landy (collectively, the “Warburg Pincus Persons”) may be deemed to be the beneficial owner of 13,263,266 shares of Common Stock, with shared voting and dispositive power with regard to such shares. Each of Messrs. Kaye and Landy disclaims beneficial ownership of the Common Stock held by the Warburg Pincus Persons.

Messrs. Barr and Graff are partners of WP and are members and managing directors of WP LLC. Messrs. Barr and Graff disclaim beneficial ownership of all shares owned by the Warburg Pincus Persons. None of Messrs. Barr or Graff directly owns any shares of Common Stock.

The information in the foregoing table and in footnotes (6) and (7) is based on the Schedule 13D filed by the above referenced persons, as last amended by Amendment No. 7 on November 27, 2015, and by supplemental disclosure by the Warburg Pincus Persons.

(7)	The business address for Warburg Pincus Private Equity IX, L.P., Warburg Pincus IX GP L.P., WPP GP LLC, Warburg Pincus Partners, L.P., Warburg Pincus Partners GP LLC, Warburg Pincus & Co., Warburg Pincus LLC, and Messrs. Kaye and Landy is 450 Lexington Avenue, New York, New York, 10017.
(8)	Alexander M. Seaver, Bradley R. Kent, Stadium Capital Management, LLC, a Delaware limited liability company (“SCM”), and Stadium Capital Management GP, L.P., a Delaware limited partnership (“SCMGP”), each reported shared voting and dispositive power over, and beneficial ownership of, 6,965,874 shares of Common Stock. Stadium Capital Partners, L.P., a California limited partnership (“SCP”), reported shared voting and dispositive power over, and beneficial ownership of, 6,365,830 shares of Common Stock. SCP is an investment limited partnership, the general partner of which is SCMGP. SCM is the general partner of SCMGP, and an investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the foregoing Common Stock. Messrs. Seaver and Kent are the managing members of SCM. SCP and SCMGP disclaim membership in a group with SCM and Messrs. Seaver and Kent.

The information in the foregoing table and in footnotes (8) and (9) is based on the Schedule 13G filing by the above referenced persons, as last amended by Amendment No. 8 on January 25, 2016.

(9)	The business address for Stadium Capital Management, LLC, Stadium Capital Management GP, L.P., Stadium Capital Partners, L.P., and Messrs. Seaver and Kent is 199 Elm Street, New Canaan, Connecticut 06840-5321.

(10)	Consists of 5,903,096 shares of Common Stock held in the name of Raging Capital Master Fund, Ltd., a Cayman Islands exempted company (“Raging Master”). Raging Capital Management, LLC, a Delaware limited liability company (“Raging Capital”), is the investment manager of Raging Master. Raging Master delegated to Raging Capital sole authority to vote and dispose of the securities held by Raging Master. William C. Martin (“Martin”) is the chairman, chief investment officer, and managing member of Raging Capital. As a result, Raging Capital and Martin may be deemed the beneficial owners of 5,903,096 shares of Common Stock, with shared voting and dispositive power with regard to such shares. Each of Raging Capital and Martin disclaims beneficial ownership of the Common Stock held by Raging Master. Raging Master disclaims beneficial ownership of the Common Stock held by it.

The information in the foregoing table and in footnotes (10) and (11) is based on the Schedule 13G filed by Raging Capital and Martin on March 7, 2016.

(11)	The business address for Raging Capital Management, LLC and William C. Martin is Ten Princeton Avenue, P.O. Box 228, Rocky Hill, New Jersey 08553.
(12)	Includes 9,635 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.
(13)	Includes 853,777 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016 under the 1998 Stock Incentive Plan, 2005 Equity Incentive Plan, and the 2007 Incentive Plan.
(14)	Includes 226,596 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016 under the 2007 Incentive Plan and the 2014 Incentive Plan.
(15)	Includes 296,046 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016 under the 2005 Equity Incentive Plan and 2007 Incentive Plan.
(16)	Includes 500,395 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2016 under the 1998 Stock Incentive Plan and the 2007 Incentive Plan.

Stockholders’ Agreement Between JLL Building Holdings, LLC and Warburg Pincus Private Equity IX, L.P.

On June 22, 2010, JLL Building Holdings, LLC (“JLL Holdings”) and Warburg Pincus Private Equity IX, L.P. (“WP IX”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”). The Stockholders’ Agreement provided that at any meeting of stockholders called for the purpose of electing directors, each of the parties would vote, and would cause their affiliates that owned our Common Stock to vote, for a slate of six directors, half of whom were selected by each party. If the percentage of the combined shares of the parties held by either JLL Holdings or WP IX exceeded 65%, the party having the higher ownership percentage would be permitted to select four of the six director candidates on the slate. If the percentage of the combined shares of the parties held by either JLL Holdings or WP IX exceeded 80%, the party having the higher ownership percentage would be permitted to select five of the six director candidates on the slate. For the purposes of the preceding two sentences, shares of stock held by the affiliates of the parties were deemed to be owned by the parties. The Stockholders’ Agreement was terminated by mutual agreement of JLL Holdings and WP IX on July  31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires Builders FirstSource’s directors and executive officers, and certain persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other security interests of Builders FirstSource. Directors, executive officers, and greater than ten percent stockholders are required by the regulations of the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements were timely complied with, as applicable to its directors, executive officers, and greater than ten percent owners.

PROPOSAL 2—APPROVAL OF AN AMENDMENT TO THE 2014 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE BY 3,500,000 AND RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS

We are asking stockholders to approve an amendment to the Builders FirstSource, Inc. 2014 Incentive Plan (the “2014 Plan”), which was approved by our stockholders at the 2014 Annual Meeting. On March 1, 2016, the Board of Directors approved an amendment to the 2014 Plan to increase the number of shares authorized under the Plan from 5,000,000 to 8,500,000, subject to stockholder approval at this Annual Meeting. Except for the proposed increase in the number of shares authorized under the 2014 Plan, the plan as previously approved by our stockholders in 2014 shall remain in full force and effect.

In addition to the 2014 Plan, the Company currently maintains the Builders FirstSource, Inc. 2007 Incentive Plan (the “2007 Plan”), the Builders FirstSource, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), and the Builders FirstSource, Inc. 1998 Stock Incentive Plan (the “1998 Plan,” and, together with the 2007 Plan and the 2005 Plan, the “Prior Plans”). As of March 31, 2016, there were approximately 7,154,317 shares of our Common Stock subject to outstanding awards under the 2014 Plan and the Prior Plans. As of such date, there were approximately 2,563,865 shares of our Common Stock reserved and available for future awards under the 2014 Plan and the 2007 Plan. No further awards may be made under the 1998 Plan or the 2005 Plan.

The Compensation Committee believes the number of shares currently available for future awards under the 2014 Plan and the 2007 Plan will not be sufficient to make the grants it believes will be needed over the next few years to provide adequate long-term equity incentives to our key employees. The Company’s acquisition of ProBuild significantly expanded the number of key managers potentially eligible for equity awards under the Company’s equity incentive plans. Approval of the amendment to the 2014 Plan will enable the Company to continue making equity compensation grants that serve as incentives to recruit and retain key employees and to continue aligning the interests of its employees with stockholders.

In addition, the 2014 Plan permits the grant of awards that are intended to qualify as performance-based awards that are fully deductible without regard to the $1,000,000 deduction limit imposed by Section 162(m) of the U.S. Internal Revenue Code of 1986 (the “Code”). One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals, including the list of permissible business criteria for performance objectives under the plan, be disclosed to and approved by stockholders at least every five years. For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation, (ii) the description of the performance objectives on which the performance goals may be based, and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the performance goals. Each of these aspects is discussed below, and stockholder approval of this Proposal 2 constitutes re-approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.

A summary of the 2014 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2014 Plan, which is filed as Appendix A to the Company’s proxy statement for the 2014 Annual Meeting. A copy of the proposed amendment increasing the number of shares authorized under the Plan from 5,000,000 to 8,500,000 is attached to this proxy statement as Appendix A.

Promotion of Sound Corporate Governance Practices

We designed the 2014 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, and non-employee directors with the interests of stockholders and the Company. These features include, but are not limited to, the following:

•	Awards Subject to Clawback Policy. Awards under the 2014 Plan will be subject to any compensation recoupment policy adopted by the Company. The Company recently adopted an Executive Compensation Clawback Policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to executive officers who engaged in intentional or unlawful misconduct.

•	No Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	Prohibition on Repricing. The exercise price of a stock option or stock appreciation right may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards, except for equitable adjustments to maintain existing award values if there is a material corporate event.

•	Minimum Vesting Requirements. Subject to certain limited exceptions, full-value awards granted under the 2014 Plan will be subject to a minimum vesting period of (i) three years if based on continuous service (which may include graduated vesting within such three-year period) or (ii) one year if based on performance criteria other than continuous service.

•	No Dividends on Unearned Awards. The 2014 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards subject to performance-based vesting.

•	Change of Control Treatment. If awards granted under the 2014 Plan are assumed by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change of control, except as otherwise provided in an applicable award or employment agreement.

•	No Tax Gross-Ups. The 2014 Plan does not provide for any tax gross-ups.

Key D ata Relating to Outstanding Equity Awards and Shares Available

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2014 Plan and the Prior Plans as of March 31, 2016 (and without giving effect to approval of the amendment to the 2014 Plan under this Proposal):

Total shares underlying outstanding stock options	4,978,923
Weighted average exercise price of outstanding stock options	$5.23
Weighted average remaining contractual life of outstanding stock options	5.6 years
Total shares underlying outstanding full value awards	2,175,394
Total shares currently available for grant of new awards	2,563,865

Summary of the 2014 Plan

Purpose and Eligibility. The purpose of the 2014 Plan is to promote the Company’s success by linking the personal interests of its employees, officers, directors, and consultants to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. As of March 31, 2016, approximately 14,000 employees and five non-employee directors would be eligible to participate in the 2014 Plan.

Administration. The 2014 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to: designate participants; grant awards; determine the type or types of awards to be granted to each participant and the number, terms, and conditions thereof; establish, adopt, or revise any rules and regulations as it may deem advisable to administer the 2014 Plan; and make all other decisions and determinations that may be required under the 2014 Plan.

Awards to Non-Employee Directors. Notwithstanding the above, awards granted under the 2014 Plan to the Company’s non-employee directors will be made only in accordance with the terms, conditions, and parameters of a plan, program, or policy for the compensation of non-employee directors as in effect from time to time. The Compensation Committee may not make discretionary grants under the 2014 Plan to non-employee directors outside of such established program for director compensation.

Permissible Awards. The 2014 Plan authorizes the granting of awards in any of the following forms:

•	market-priced options to purchase shares of our Common Stock, which may be designated under the Internal Revenue Code of 1986, as amended from time to time (the “Code”), as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees, but not to consultants or non-employee directors),

•	stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date),

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee,

•	stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash or other property as specified in the award agreement) at a designated time in the future and subject to any vesting requirement as may be set by the Compensation Committee,

•	performance awards, which represent any award of the types listed above which have a performance-based vesting component based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Compensation Committee,

•	other stock-based awards that are payable or valued, in whole or in part, by reference to, or otherwise based on, shares of Common Stock, including unrestricted stock grants, purchase rights, or other rights or securities that are convertible or exchangeable into shares of Common Stock, and

•	cash-based awards, including performance-based annual bonus awards.

Shares Available for Awards. The aggregate number of shares of Common Stock that may be issued under the 2014 Plan, as proposed to be amended, is 8,500,000 shares, subject to proportionate adjustment in the event of stock splits and similar events. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited, or lapse for any reason, and shares delivered by the participant or withheld from an award to satisfy tax withholding requirements or to pay the exercise price of an option, will again become available for future grants of awards under the 2014 Plan. To the extent the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued shares originally subject to the award will be added back to the plan share reserve. The Compensation Committee may grant awards under the 2014 Plan in substitution for awards held by employees of another entity who become employees of the Company as a result of a business combination. Such substitute awards will not count against the plan share reserve.

Limitations on Awards. The maximum aggregate number of shares of Common Stock subject to time-vesting options that may be granted under the 2014 Plan in any 12-month period to any one participant is 750,000. The maximum aggregate number of shares of Common Stock subject to time-vesting stock appreciation rights that may be granted under the 2014 Plan in any 12-month period to any one participant is 750,000. With respect to performance vesting awards, for any one 12-month period, the maximum amount that may be paid to any one participant payable in cash or property other than shares is $5,000,000 and the maximum number of shares that may be paid to any one participant payable in stock is 750,000. The maximum aggregate number of shares subject to awards that may be granted under the 2014 Plan to any non-employee director in any 12-month period is 200,000.

Minimum Vesting Requirements. Except in the case of substitute awards granted in a business combination as described above, full-value awards, options, and stock appreciation rights shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. However, the Compensation Committee may at its discretion (i) accelerate vesting of such awards in the event of the participant’s death, disability, or retirement or the occurrence of a change in control or (ii) grant full-value awards, options, or stock appreciation rights without the minimum vesting requirements described above with respect to awards covering 10% or fewer of the total number of shares authorized under the 2014 Plan.

Qualified Performance-Based Awards. All options and stock appreciation rights granted under the 2014 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Compensation Committee may designate any other award granted under the 2014 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department, individual, or function within the Company or an affiliate over a performance term to be designated by the Compensation Committee that may be as short as a calendar quarter or other three-month period:

•	Revenue (premium revenue, total revenue, or other revenue measures),

•	Sales,

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins, or other corporate profit measures),

•	Earnings (EBT, EBIT, EBITDA, earnings per share, or other corporate earnings measures),

•	Net income (before or after taxes, operating income, or other income measures),

•	Cash (cash flow, cash generation, or other cash measures),

•	Stock price or performance,

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price),

•	Economic value added,

•	Return measures (including, but not limited to, return on assets, capital, equity, investments, or sales and cash flow return on assets, capital, equity, or sales),

•	Market share,

•	Improvements in capital structure,

•	Expenses (expense management, expense ratio, expense efficiency ratios, or other expense measures),

•	Business expansion (acquisitions),

•	Internal rate of return or increase in net present value,

•	Productivity measures,

•	Cost reduction measures, and

•	Strategic plan development and implementation.

The Compensation Committee must establish such goals within the time period prescribed by Code Section 162(m). The Compensation Committee may reduce (but not increase) any award, notwithstanding the achievement of a specified goal.

The Compensation Committee may provide, at the time performance goals are established, that any evaluation of performance shall exclude, or otherwise objectively adjust for, any specified circumstance or event that occurs during a performance period, including, but without limitation: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. Any payment of an award granted with performance goals will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

Treatment of Awards upon a Participant’s Termination of Service. Unless otherwise provided in an award agreement or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable and will remain exercisable for one year thereafter (or until the earlier end of the term of the award) and

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination.

Treatment of Awards upon a Change of Control. Unless otherwise provided in an award agreement, an employment agreement, or any special plan document governing an award:

(A) in the event of a change of control of the Company in which a successor entity fails to assume and maintain awards under the 2014 Plan:

•	all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse, as of the change of control, and

•	the target payout opportunities attainable under outstanding performance-based awards will be deemed to have been earned as of the change in control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the change in control occurs during the first half of the applicable performance period or (B) the actual level of achievement of all relevant performance goals against pro rata target levels measured as of the date of the change in control if the change in control occurs during the second half of the applicable performance period, and, in either such case, there will be a pro rata payout to the Participant within 60 days following the change in control.

(B) in the event of a change of control of the Company in which a successor entity assumes or otherwise equitably converts awards under the 2014 Plan, if during the term of an award and after the effective date of the change of control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined), then:

•	all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse, as of the date of termination, and

•	the target payout opportunities attainable under outstanding performance-based awards will be deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period or (B) the actual level of achievement of all relevant performance goals against pro rata target levels measured as of the end of the calendar quarter immediately preceding the date of termination, if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there will be a pro rata payout to the Participant within 60 days following the date of termination.

In addition, subject to limitations applicable to certain qualified performance-based awards, the Compensation Committee may, in its discretion, accelerate awards upon the termination of service of a participant or the occurrence of a change in control. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Anti-dilution Adjustments. In the event of a non-reciprocal transaction between us and our stockholders that causes the per-share value of our Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2014 Plan will be adjusted proportionately and the Compensation Committee shall make such adjustments to the 2014 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our Common Stock into a lesser number of shares, the authorization limits and annual award limits under the 2014 Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Amendment and Termination of the 2014 Plan. The Board or the Compensation Committee may amend, modify, or terminate the 2014 Plan at any time, except that no amendment may be made without the approval of the Company’s stockholders if (i) stockholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Common Stock may then be listed, (ii) if the amendment, alteration, or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2014 Plan, or modifies the requirements for participation under the 2014 Plan, or (iii) if the Board or Compensation Committee, in its discretion, determines that obtaining such stockholder approval is for any reason advisable. No termination or amendment of the 2014 Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. The Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our stockholders, the exercise price of an outstanding option or stock appreciation right may not be reduced, directly or indirectly, except for equitable adjustments to maintain existing award values if there is a material corporate event.

Prohibition on Repricing. As indicated above under “Amendment and Termination of the 2014 Plan,” outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of the Company’s stockholders, except for equitable adjustments to maintain existing award values if there is a material corporate event. In addition, the Company may not, without the prior approval of stockholders, repurchase an option or stock appreciation right for value from a participant if the current market value of the underlying stock is lower than the exercise price per share of the option or stock appreciation right.

Limitations on Transfer; Beneficiaries. No right or interest of a participant in any award may be pledged or encumbered to or in favor of any person other than the Corporation or be made subject to any lien, obligation, or liability of the participant to any person other than the Corporation. Except as permitted by the Compensation Committee, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution and any option or other purchase right shall be exercisable during the participant’s lifetime only by such participant. A beneficiary, guardian, legal representative, or other person claiming any rights under the 2014 Plan from or through a participant will be subject to all the terms and conditions of the 2014 Plan and any award agreement applicable to the participant.

Clawback Policy. Awards under the 2014 Plan will be subject to any compensation recoupment policy (sometimes referred to as a “clawback policy”) adopted by the Company. The Company recently adopted a clawback policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to executive officers who engaged in intentional or unlawful misconduct.

Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2014 Plan. It is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change. State, local, and ex-U.S. income tax consequences are not discussed and may vary from jurisdiction to jurisdiction.

Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2014 Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2014 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (e.g. when the performance goals are established). Upon receipt of cash, stock, or other property in settlement of a performance award, the participant will recognize ordinary income equal to the value of the cash, stock, or other property received and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Performance awards granted under the 2014 Plan are intended to qualify for the “performance based compensation” exception from Code Section 162(m).

Code Section 409A. The 2014 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Code Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and stock appreciation rights that comply with the terms of the 2014 Plan, are designed to be exempt from the application of Code Section 409A. Restricted stock units and performance awards granted under the 2014 Plan would be subject to Code Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Code Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the 2014 Plan.

Benefits to Named Executive Officers and Others

Future Awards under the 2014 Plan are granted in the discretion of the Compensation Committee, and therefore are not determinable. The following table sets forth the number of stock option, restricted stock and restricted stock unit awards that have been granted under the 2014 Plan to our named executive officers (as set forth above) and the other individuals and groups indicated, as of March 31, 2016.

Name and Position	Stock Options	Restricted Stock and Restricted Stock Units
Floyd F. Sherman	0	483,613
M. Chad Crow	75,000	352,423
Morris E. Tolly	0	233,239
Donald F. McAleenan	0	151,084
All Current Executive Officers as a Group	75,000	1,220,359
All Employees as a Group (Including Officers who are not Executive Officers)	205,130	2,568,585
All Non-Executive Directors as a Group	0	0

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2014 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE BY 3,500,000 AND RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2015.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	5,748,337	(1)	$5.56	(2)	3,581,102	(3)(4)
Equity compensation plans not approved by security holders	765,864	(5)	$3.15		—

Total	6,514,201		$5.19	(2)	3,581,102

(1)	Includes (i) 4,232,285 shares to be issued upon exercise of options granted under the Builders FirstSource, Inc. 2005 Equity Incentive Plan, the Builders FirstSource, Inc. 2007 Incentive Plan, and the Builders FirstSource, Inc. 2014 Incentive Plan and (ii) 1,516,052 shares to be issued upon the full vesting of restricted stock units granted under the 2007 Incentive Plan and the 2014 Incentive Plan. The 2005 Equity Incentive Plan was approved by the Corporation’s stockholders in June 2005. The 2005 Equity Incentive Plan expired in June 2015, but such expiration will not adversely affect any awards issued under that plan prior to its expiration. The Corporation’s stockholders approved the 2007 Incentive Plan in May 2007 and reapproved the plan in January 2010. The 2014 Incentive Plan was approved by the Corporation’s stockholders in May 2014.
(2)	Restricted stock units are excluded from the calculation of weighted average exercise price.
(3)	Includes 56,002 securities available for future awards pursuant to the 2007 Incentive Plan, which was approved by the Corporation’s stockholders in May 2007 and re-approved in January 2010. Of these awards, at December 31, 2015, all 56,002 were available to be made subject to stock-based awards other than options or stock appreciation rights (“SARs”). Under the 2007 Incentive Plan, the Corporation is authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock, and other common stock-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2007 Incentive Plan is 7,000,000, subject to adjustment as provided by the plan. Of that amount, no more than 7,000,000 shares may to be made subject to options or SARs granted under the plan and no more than 3,500,000 shares of Common Stock may be made subject to stock-based awards other than options or SARs under the plan. Stock options and SARs granted under the 2007 Incentive Plan may not have a term exceeding 10 years from the date of grant. If our Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or other similar corporate transaction or event affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of participants’ rights under the plan, our Compensation Committee will make such changes or adjustments as it deems necessary or appropriate, including with respect to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with awards, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise or purchase price of any award, and (iv) the performance goals applicable to outstanding awards. In addition, our Compensation Committee may determine that an equitable adjustment may take the form of a payment to an award holder in the form of cash or other property.
(4)	Includes 3,525,100 securities available for future awards pursuant to the 2014 Incentive Plan, which was approved by the Corporation’s stockholders in May 2014. Under our 2014 Incentive Plan, the Company is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock shares, restricted stock units, other common stock-based awards, and cash-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2014 Incentive Plan is 5,000,000, subject to adjustment as provided by the plan. All 5,000,000 shares under the 2014 Incentive Plan may be made subject to options, SARs, or stock-based awards. Stock options and SARs granted under the 2014 Incentive Plan may not have a term exceeding 10 years from the date of grant. In the event of a non-reciprocal transaction between us and our stockholders that causes the per-share value of our Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2014 Incentive Plan will be adjusted proportionately and the Compensation Committee shall make such adjustments to the 2014 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our Common Stock into a lesser number of shares, the authorization limits and annual award limits under the 2014 Incentive Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

(5)	Includes securities to be issued upon exercise under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, as amended. No grants were made under this plan after the Corporation’s initial public offering in June 2005. No further grants will be made under this plan.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board of Directors selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Corporation’s independent registered public accounting firm (the “auditors”) for the year ending December 31, 2016. As a matter of good corporate governance, the stockholders will be requested to ratify the Audit Committee’s selection at the annual meeting. Representatives of PwC will be present at the annual meeting, have the opportunity to make a statement, if they desire to do so, and be available to answer appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by PwC for fiscal years 2015 and 2014.

	2015	2014
Audit fees(1)	$4,011,000	$1,394,094
Audit-related fees(2)	2,510,644	—
Tax fees(3)	25,000	—
All other fees	1,919	1,919

Total PwC fees	$6,548,563	$1,396,013

(1)	Audit fees of PwC for 2015 and 2014 consisted of the audit and quarterly reviews of the consolidated financial statements of the Corporation, the audit of the effectiveness of management’s internal control over financial reporting, and the review of filings made with the SEC.
(2)	Audit-related fees of PwC include assistance with due diligence in connection with the Corporation’s acquisition of ProBuild Holdings LLC (“ProBuild”), stub period audit of ProBuild financials, and preparation of comfort letters, work on registration statements, and preparation of pro forma financial statements in connection with debt and equity financing activities related to the ProBuild acquisition.
(3)	Tax fees include assistance with the preparation of tax returns of certain of the Corporation’s subsidiaries and assistance with audits, as well as tax planning and advising management as to the tax implications of certain transactions undertaken by the Corporation.

The Audit Committee determined that the provision of services related to audit services, audit-related services, tax compliance, advisory services, and other services is compatible with maintaining the independence of PwC. PwC did not render professional services relating to financial information systems design and implementation for the fiscal years ended December 31, 2014 or 2015.

The Audit Committee has the sole and direct authority to engage, appoint, and replace our auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of PwC to perform audit or permissible non-audit services on behalf of the Corporation or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before PwC is engaged to provide those services. Pursuant to the Audit Committee Charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Corporation’s auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such auditors (which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Audit Committee, as set forth in the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the Audit Committee may delegate either specific or general pre-approval authority to one or more of its members. The Pre-Approval Policy delegates specific pre-approval authority to its Chairman, provided that the estimated fee for any such proposed pre-approved service does not exceed $500,000. The Chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Under the Pre-Approval Policy, the Audit Committee must specifically pre-approve a service unless the type of service has received general pre-approval. The Audit Committee annually reviews and generally pre-approves the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The Corporation’s Chief Financial Officer, in consultation with the Chairman of the Audit Committee, will determine whether services are eligible for general pre-approval. The total amount of generally pre-approved audit services, audit-related services, and tax services may not exceed $500,000. The Audit Committee may specifically pre-approve any services in these categories that exceed the permitted general pre-approval amount.

As a result, the Audit Committee or its designee approved 100% of all services performed by PwC on behalf of the Corporation and its subsidiaries in 2015.

If the stockholders do not ratify the appointment of PwC, the selection of auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Pursuant to SEC Rule 14a-8, to be considered for inclusion in the Corporation’s Proxy Statement for the 2017 annual meeting, any stockholder proposal submitted must be received by the Corporate Secretary not later than December 15, 2016. In addition, subject to SEC Rule 14a-8, our By-laws provide that no business may be brought by a stockholder before an annual meeting of stockholders unless the stockholder (i) is a stockholder of record on the date of the notice of meeting (or any supplement thereto) provided by or at the direction of the Board of Directors (or any duly authorized committee thereof) and is entitled to notice of and to vote at such annual meeting as of such record date, (ii) has delivered to the Corporate Secretary within the time limits described in the By-laws a written notice containing the information specified in the By-laws, and (iii) such notice is in the proper form as set forth in Article II, Section 5 of the By-laws. Accordingly, in order for a stockholder’s proposal (other than one included in the Proxy Statement pursuant to SEC Rule 14a-8) to be considered timely and to be brought during the 2017 annual meeting pursuant to the Corporation’s By-laws, the required written notice must be received by the Corporate Secretary on or after January 25, 2017 but no later than February 24, 2017. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, United States of America.

REDUCE PRINTING AND MAILING COSTS

To reduce the expenses of delivering duplicate Notices and proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one Notice or set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and received only one Notice or set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Legal Department at (214) 880-3500, by e-mail at inforequest@bldr.com, or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. For future annual meetings, you may request a separate Notice or set of proxy materials, or request that we send only one Notice or set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. This Notice of Annual Meeting and Proxy Statement and our 2015 Annual Report on Form 10-K are available on our website at www.bldr.com. Instead of receiving future copies of our proxy materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.

Stockholders of Record. If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

OTHER MATTERS

The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth in the Notice, on the proxy card, and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Donald F. McAleenan

Corporate Secretary

April 14, 2016

Builders FirstSource, Inc. and the Builders FirstSource logo are trademarks or service marks of an affiliate of Builders FirstSource, Inc. © 2016 Builders FirstSource, Inc. All rights reserved.

Appendix A

AMENDMENT TO THE

BUILDERS FIRSTSOURCE, INC.

2014 INCENTIVE PLAN

This Amendment to the Builders FirstSource, Inc. 2014 Incentive Plan (the “Plan”), has been adopted by the Board of Directors and approved by the stockholders of Builders FirstSource, Inc. (the “Company”), to be effective as of May 25, 2016.

1. The Plan is hereby amended by deleting Section 5.1 in its entirety and replacing it with the following:

“5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 8,500,000. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,000,000.”

2. Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

BUILDERS FIRSTSOURCE, INC.

By:

Name:

Its:

A-1

BUILDERS FIRSTSOURCE, INC. 2001 BRYAN STREET - SUITE 1600 DALLAS, TX 75201

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01 Daniel Agroskin 02 Kevin J. Kruse 03 Floyd F. Sherman

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	AMENDMENT OF THE CORPORATION'S 2014 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE BY 3,500,000 AND RE-APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS					☐	☐	☐

3	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2016					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Whether or not you plan to personally attend the Annual Meeting, please promptly vote over the Internet, by telephone, or by mailing in the proxy card.

Voting by any of these methods will ensure your representation at the

Annual Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so.

Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

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BUILDERS FIRSTSOURCE, INC.

This Proxy is Solicited on Behalf of the Board of Directors

of Builders FirstSource, Inc.

The undersigned hereby appoints Donald F. McAleenan and M. Chad Crow, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned upon all matters as may properly come before the Annual Meeting of Stockholders of Builders FirstSource, Inc. at 9:00 AM CDT on May 25, 2016 at Builders FirstSource, Inc., 2001 Bryan St., Suite 1600, Dallas, TX 75201, and any adjournments thereof. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations in the Proxy Statement: for all nominees for election of directors and for Proposals 2 and 3. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free telephone number.

Continued and to be signed on reverse side